As filed with the Securities and Exchange Commission on May 13, 2002
                                                      Registration No. 333-54002


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 AMENDMENT NO. 3
                                       TO
                                    FORM SB-2



             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               __________________


                               HAN LOGISTICS, INC.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)


       Nevada                        8741                        88-0435998
-----------------------    -------------------------        --------------------
(State or jurisdiction    (Primary Standard Industrial      (I.R.S. Employer
of incorporation or        Classification Code Number)       Identification No.)
organization)
                               __________________



                              2220 West 7th Street
                       Reno, Nevada 89503; (775) 787-7483
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                              2220 West 7th Street
                       Reno, Nevada 89503; (775) 787-7483
 -------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


                                    Amee Han
                              2220 West 7th Street
                       Reno, Nevada 89503; (775) 787-7483
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send copies of all correspondence to:

                                PATRICIA CUDD, ESQ.
                                Cudd & Associates
                       12441 West 49th Avenue, Suite #1-A
                           Wheat Ridge, Colorado 80033
                            Telephone: (303) 861-7273

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]__________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================


                                           Proposed         Proposed
   Title of Each          Dollar            Maximum          Maximum         Amount of
Class of Securities      Amount to      Offering Price     Aggregate*      Registration
 to Be Registered      Be Registered      Per Share*     Offering Price         Fee
---------------------------------------------------------------------------------------
Common Stock,
 $.001 par value       $250,000         $1.00             $250,000          $100.00
---------------------------------------------------------------------------------------

TOTAL                                                     $250,000          $100.00
---------------------------------------------------------------------------------------


     *Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                               HAN LOGISTICS, INC.

                               ------------------

                 Cross Reference Sheet Pursuant to Rule 404 (c)
                  Showing Location in Prospectus of Information
                         Required by Items of Form SB-2

Item                                                         Heading or
Number               Caption                           Location in Prospectus
------   ----------------------------------------      ----------------------
1.       Front of Registration Statement and Outside
         Front Cover of Prospectus..................   Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover Page

2.       Inside Front and Outside Back Cover Pages
         of Prospectus..............................   Inside Front Cover Page;
                                                       Outside Back Cover Page

3.       Summary Information and Risk Factors.......   Prospectus Summary; Risk
                                                       Factors

4.       Use of Proceeds............................   Use of Proceeds

5.       Determination of Offering Price...........    Outside Front Cover Page;
                                                       Risk Factors;
                                                       Determination of Offering
                                                       Price and Additional
                                                       Information; Plan of
                                                       Offering

6.       Dilution..................................    Dilution

7.       Selling Security Holders..................    Inapplicable


8.       Plan of Distribution .....................    Facing Page;
                                                       Cross-Reference Sheet;
                                                       Outside Front Cover Page;
                                                       Prospectus Summary;
                                                       Plan of Offering

9.       Legal Proceedings..........................   Proposed Business -
                                                       Legal Proceedings

10.      Directors, Executive Officers, Promoters and
         Control Persons............................   Management - Executive
                                                       Officers and Directors

11.      Security Ownership of Certain Beneficial
         Owners and Management......................   Principal Shareholders;

12.      Description of Securities..................   Prospectus Summary;
                                                       Description of Securities
                                                       - Description of Common
                                                       Stock

13.      Interest of Named Experts and Counsel......   Experts

14.      Disclosure of Commission Position on
         Indemnification for Securities Act
         Liabilities................................   Management - Executive
                                                       Compensation

15.      Organization Within Last Five Years........   Plan of Operation

16.      Description of Business....................   Proposed Business

17.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet; Outside
                                                       Front Cover Page; Plan
                                                       of Operation

18.      Description of Property....................   Proposed Business -
                                                       Facilities

19.      Certain Relationships and Related
         Transactions...............................   Certain Transactions

20.      Management's Discussion and Analysis or
         Plan of Operation..........................   Facing Page; Cross -
                                                       Reference Sheet; Outside
                                                       Front Cover Page; Plan
                                                       of Operation

21.      Executive Compensation.....................   Management - Executive
                                                       Compensation

22.      Financial Statements.......................   Financial Statements

23.      Changes in and Disagreements With
         Accountants on Accounting and Financial
         Disclosure.................................   Inapplicable

                  Preliminary Prospectus Dated May __, 2002


SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. We may complete or amend this preliminary prospectus without notice. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                             Shares of Common Stock
                        50,000 Minimum - 250,000 Maximum
                         Minimum Investment - 500 Shares


                               HAN LOGISTICS, INC.

     This prospectus covers up to a maximum of 250,000 shares of common stock offered at a price of $1.00 per share. This is a "best efforts" offering, which means that we will use our best efforts to sell the common stock and there is no commitment by any person to purchase any shares. We must sell a minimum of 50,000, and we may sell a maximum of 250,000, shares of common stock in the offering. This is a direct participation offering since we, and not an underwriter, are offering the stock. There is no public market for the common stock and no assurance that a public market will develop by reason of this offering. (See "Risk Factors" on pages 3 to 10.)

     We will transmit all proceeds from subscriptions to purchase the first 50,000 shares of common stock by noon of the next business day following receipt to an escrow account at FirstBank of Littleton, N.A, 101 West County Line Road, Littleton, Colorado 80126. Subscribers have no right to the return of their funds during the term of the escrow period. If we do not receive subscriptions for at least 50,000 shares of common stock within 90 days from the date of this prospectus (unless we extend the offering period for up to an additional 90 days), we will refund the escrowed funds promptly to subscribers, without deduction or interest. After we have received proceeds from the sale of 50,000 shares of common stock, we may continue the offering without any escrow or refund provisions until all 250,000 shares of common stock are sold, the expiration of 90 days from the date of this prospectus (unless extended as described above ) or until we elect to terminate the offering, whichever occurs first.


=============================================================================================
                                               Price         Selling          Proceeds to
                                             to Public    Commissions(1)     Han Logistics(2)
=============================================================================================
Per Share                                      $1.00           $-0-                $1.00
---------------------------------------------------------------------------------------------
Total Minimum (50,000 shares) (3)            $50,000           $-0-              $50,000
---------------------------------------------------------------------------------------------
Total Maximum (250,000 shares) (3)          $250,000           $-0-             $250,000
=============================================================================================

NOTES:

     (1) We will offer the shares of common stock directly to the public through our executive officers and directors. We will not pay any selling commissions or other compensation on sales of shares of common stock by our executive officers and directors.


     (2) Does not reflect expenses of the offering estimated not to exceed $30,000. As of May 1, 2002, $2,700 of these expenses had not been paid and, accordingly, that portion of the estimated offering expenses will be paid out of the proceeds of this offering.

     (3) Our executive officers and directors will offer the shares of common stock on a "$50,000 minimum - $250,000 maximum" basis. There is no assurance that any or all of the shares of common stock will be sold.


     We are offering the shares of common stock on a "minimum - maximum" basis subject to prior sale, to allotment and withdrawal and to cancellation of the offer without notice, at any time prior to the release or delivery of the proceeds of this offering to Han Logistics. We reserve the right to reject any order or cancel any sale, in whole or in part, for the purchase of any of the shares of common stock offered prior to the release or delivery of the proceeds of this offering.

                 The date of this prospectus is May _____, 2002.

                               PROSPECTUS SUMMARY

Han Logistics

     Han Logistics, Inc., is a development-stage corporation that was organized under the laws of the State of Nevada on July 1, 1999. We propose to develop, market and deliver logistical analysis, problem solving and other logistics services to prospective business customers. "Logistics" involves, in simplified terms, ensuring that the right product (service), in the right quantity and condition, is delivered to the right customer, at the right place, time and cost. We will not specialize in any one area of the logistics industry, but seek to provide customers with a full range of logistics services, including, but not limited to, overall analysis, recommendations and implementation and specific problem-solving. Because our business plan is in the conceptual stage and our activities to date have been, primarily, organizational and fund raising in nature, we have no customers for our proposed services as of the date hereof. Accordingly, we have realized no revenue from operations to date. Our offices are located at 2220 West 7th Street, Reno, Nevada 89503, and our telephone and facsimile number is (775) 787-7483.

Selected Financial Information

     Han  Logistics  was  only  recently   organized  on  July  1,  1999,   and,
accordingly, has only recently commenced operations in its proposed business of developing, marketing and delivering logistical analysis, problem-solving and other logistics services to business customers. No assurance can be given that we will ever generate earnings from our proposed business.


Summary Balance Sheet Data:
--------------------------
                                           As of                  As of
                                      December 31, 2001     December 31, 2000
                                      -----------------     -----------------

Working Capital                            $(11,378)             $(5,271)
Current Assets                               $2,515               $3,402
Total Assets                                 $2,515               $3,402
Current Liabilities                         $13,893               $8,673
Total Liabilities                           $13,893               $8,673
Total Stockholders' Equity (Deficit)       $(11,378)             $(5,271)



Summary Operating Data:
----------------------

                                          Year Ended                              Inception
                                         December 31,         Year Ended           through
                                             2001         December 31, 2000    December 31, 2001
                                          ----------      -----------------    ------------------

Net Loss                                  $(6,107)            $(29,845)             $(38,378)
Earnings (Loss) Per Share                 $(0.00)             $(0.01)               $(0.02)
Weighted Average Common
  Shares Outstanding                      2,000,000            2,000,000            2,000,000

                                  RISK FACTORS

     The purchase of the shares of common stock being offered hereby is speculative and involves a high degree of risk. Before making an investment decision, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors inherent in and affecting our business and this offering:

Risk Factors Related to Han Logistics

     1. We Are a Development-Stage Company with No Prior Business Operations and
--------------------------------------------------------------------------------
We May Not Be Able to Establish Ourselves as a Going Concern.
-------------------------------------------------------------
Han Logistics was organized on July 1, 1999, and is in the development stage. We have no operating history on which you can base an evaluation of our business and prospects. In order to establish ourselves as a going concern, we are dependent upon the anticipated proceeds of this offering, the receipt of additional funds from other sources to continue business operations and/or the achievement of profitable operations. Our efforts, since inception, have been allocated primarily to:

*    Organizational activities;

*    Developing a business plan; and

*    Providing interim funding.

     You should be aware of the increased risks, uncertainties, difficulties and expenses we face as a new business with no operating history in a new and rapidly evolving market. The likelihood of our success must be considered in light of Han Logistics' stage of development. Management has identified no prospective customers for our proposed logistics services and there is no assurance that we will be successful in identifying and obtaining customers in the future. Our marketing program may be expected to encounter problems, complications, expenses and delays. Further, we will be subject to many of the risks common to development-stage enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, most of which are beyond our control. In addition, we will face special risks associated with the rapidly changing logistics business. If we are unable to raise additional funds or achieve profitability or if we encounter unexpected difficulties and expenses, then our business strategy may not be successful.

     2. We Have Realized No Revenue or Earnings and Have Limited Assets, and We
     ---------------------------------------------------------------------------
May Not Be Able to Achieve Profitable Operations in the Future.
---------------------------------------------------------------
Since our inception on July 1, 1999, Han Logistics has realized no revenue or earnings and has had only very limited assets and financial resources. We may not be able to achieve profitable operations from the proposed marketing and performance of logistics services in the future. Since inception, we have realized no revenue and have conducted only limited operations including, primarily, organizational activities and raising interim capital. Our success is dependent upon our achieving profitable operations or obtaining additional financing to enable us to fully implement our business plan. If we are unable to obtain additional debt and/or equity financing from this or other securities offerings or otherwise, then we will not be able to continue as a going concern unless we realize meaningful revenue. During the development stage of our operations, the revenues generated from operations can be expected to be insufficient to cover expenses. See "Plan of Operation - Financial Condition, Liquidity and Capital Resources" and "Certain Transactions" for a more detailed description of our capitalization and financial condition.

     3. We Need Additional Capital and, if Our Financial Condition Does Not
     ---------------------------------------------------------------------------
Improve, We Will Cease Operations and Our Shareholders Will Lose Their Entire
--------------------------------------------------------------------------------
Investment; Our Auditor Has Expressed a Going Concern Qualification.
--------------------------------------------------------------------
Because Han Logistics will obtain only very minimal funding from this offering, we are largely dependent upon the proceeds anticipated to be received from proposed future debt and/or equity financing(s) with which to carry out our operations. We will cease operations and our shareholders will lose their entire investment if our financial condition does not improve. Our independent auditor has expressed this as a "going concern" qualification in the Independent Auditors' Report on, and footnotes to, Han Logistics' financial statements. The proceeds of this offering, without an infusion of capital or profits from operations, are not expected to enable us to continue in operation after the expiration of the one-year period following the completion of this offering. We do not anticipate the receipt of significant operating revenues until management successfully implements our business plan, if ever. Accordingly, even assuming the success of this offering for the sale of at least the minimum 50,000 shares of common stock being offered, which is not assured, Han Logistics is not expected to become a viable business entity unless additional equity and/or debt financing is obtained. Further, for the balance of the current fiscal year ended December 31, 2002, we estimate that we will require a minimum of approximately $5,000 in funding to remain viable as a going concern. The proceeds of this offering are expected to permit us to continue in operation for approximately the next year. However, we may incur significant unanticipated expenditures that deplete our capital at a more rapid rate because of, among other things, the development stage of our business, our limited personnel and other resources and our lack of customer base and market recognition. Because of these and other factors, management is presently unable to predict what additional costs might be incurred by us beyond those currently contemplated to obtain additional financing and achieve market penetration on a commercial scale in the logistics services business. Han Logistics has no identified sources for funds in addition to those anticipated from this offering, and resources may not be available to us when needed.



     4. The Success of Our Business Depends on the Development and
     ---------------------------------------------------------------------------
Enhancement of Our Services and Attracting and Retaining a Large Number of
--------------------------------------------------------------------------------
Potential Customers.
--------------------
Our success depends on developing and enhancing our limited services and attracting a large number of potential customers and persuading them to use our services. Our success is also dependent on ensuring that these customers remain our loyal long-term customers. If we fail to persuade customers to utilize our services or our competitors are more successful in achieving sales, then our revenues will suffer. As a new business, we lack recognition in the market. We have only limited services available currently. The limited funding that will be available to us upon the successful completion of this offering, which is not assured, will not permit us to offer extensive logistical services and may not enable us to obtain the number and caliber of customers necessary to achieve profitable operations. Our customers may not accept our logistics solutions over those offered by our competitors. Furthermore, we may be required to incur significantly higher and more sustained advertising and promotional expenditures than we currently anticipate to attract and convert potential customers to purchasing customers. As a result, we may not be able to achieve profitability when we expect, or at all. As of the date of this prospectus, we have no existing, and a number of potential, customers.

     5. Because Our Executive Officers and Directors Are Our Only Two Employees,
     ---------------------------------------------------------------------------
Have Limited Experience, Devote Limited Time to Our Business and Are Not Bound
--------------------------------------------------------------------------------
by Employment Agreements, We May Not Be Able to Achieve Profitability or
--------------------------------------------------------------------------------
Maintain Our Operations with the Limited Time Commitment and Experience of These
--------------------------------------------------------------------------------
Individuals and We May Realize Serious Harm if They Leave.
----------------------------------------------------------
We may not be able to achieve profitability or maintain our operations with the limited experience and time commitment of our executive officers and directors. We face the additional risk that either Ms. Han or Ms. Kennedy could leave with little or no prior notice because neither of these individuals is bound by an employment agreement. If we lost the services of either Mesdames Han or Kennedy, our business could be seriously harmed. Mesdames Amee Han, President/Treasurer and a director of Han Logistics, and Kathleen M. Kennedy, our Vice President/ Secretary and a director of Han Logistics, are our only two employees. Both Ms. Han and Ms. Kennedy have limited prior experience in our proposed business. See "Management - Business Experience" for a description of their previous business experience. While Ms. Han expects to devote approximately 50% of her time and effort to Han Logistics, Ms. Kennedy will devote only so much time as is required to perform her responsibilities as an executive officer and director of Han Logistics. The logistics services that we propose to offer involve complicated business determinations requiring qualitative and subjective evaluations by management and/or others. We do not have "key person" life insurance policies covering any of these individuals.


     6. Our Business Plan Is Speculative and, Unless We Obtain a Sufficient
     ---------------------------------------------------------------------------
Number of Customers, Deliver Services on a Timely and Cost-Effective Basis and
--------------------------------------------------------------------------------
Raise Financing from This Offering and Otherwise, Investors May Lose Their
--------------------------------------------------------------------------------
Investments.
------------
Investors must depend entirely upon the business judgment of management whose business plan is conceptual in nature as of the date of this prospectus. The success of our business plan is dependent upon our ability to obtain customers for our proposed superior, highly customized, state-of-the-art analysis, problem-solving and other logistical services; deliver the services on a timely and cost-effective basis; and raise financing from this offering. Our future success will be dependent upon our ability to raise financing in addition to that anticipated from this offering and numerous other factors beyond management's control. Except for a part-time marketing specialist and bookkeeper, no funds will be available to employ individuals in addition to, and more experienced in the field of logistics than, Han Logistics' management. Unless we are successful in obtaining a sufficient number of customers for our proposed logistics services within the one-year period during which the proceeds of this offering have been allocated, investors may lose all or a substantial portion of their investments in the shares of common stock being offered by this prospectus. As of the date of this prospectus, our proposed services are limited and we have no customers. Management will make day-to-day business decisions and, thus, the funds of purchasers of shares of common stock will be wholly at risk of the determination of present management concerning their use.

     7. The Logistical Services Business Is Subject to Rapid Technological
     ---------------------------------------------------------------------------
Change and, if We Do Not Respond to Technological Developments on a Timely and
--------------------------------------------------------------------------------
Cost-Effective Basis to Better Serve Our Customers and Meet Their Expectations,
--------------------------------------------------------------------------------
It Could Adversely Impact Our Ability to Attract and Retain Customers.
--------------------------------------------------------------------------------
The markets that we will serve are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render our proposed logistical services obsolete from time-to-time. If we are unable to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis, it could adversely impact our ability to attract and retain customers. As a result, our market position could be eroded rapidly by advancements by competitors. It is not possible to predict presently the life cycle of any of our proposed logistics services. Broad acceptance of these proposed services by customers will be critical to our future success, as will our ability to perform services on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. We may experience difficulties that could delay or prevent the successful marketing and delivery of our proposed logistics services. We may not be able to successfully implement new technologies, proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Further, new services offered by others may meet the requirements of the marketplace and achieve market acceptance.

     8. We May Not Succeed in Establishing the Han Logistics Brand, Which Would
     ---------------------------------------------------------------------------
Adversely Affect Customer Acceptance and Our Revenues.
--------------------------------------------------------------------------------
Han Logistics' success depends in large part upon our ability to identify and adequately penetrate the markets for our potential logistical analysis and problem-solving services. We may lose the opportunity to build a critical mass of customers if we do not establish our brand and achieve market acceptance and recognition for our services quickly. We will incur additional losses if our service and brand marketing and promotional activities do not yield revenues. As compared to Han Logistics, which lacks the financial, personnel and other resources required to compete with its larger, better-financed competitors, virtually all of our competitors have much larger budgets for marketing, advertising and promotion. Promoting and positioning our brand and services will depend largely on the success of our marketing efforts and our ability to provide consistent, high quality customer experiences. To promote our brand and services, we must incur substantial expense in our marketing and advertising efforts. Ultimately, we will also need to expend funds to help build market recognition for our brand and attract customers and attract and train customer service personnel.

     9. Intense Competition May Result in Price Reductions and Decreased Demand
     ---------------------------------------------------------------------------
for Our Services; We Will Be at a Competitive Disadvantage as Compared to
--------------------------------------------------------------------------------
Virtually All Existing Companies in Overcoming These Competitive Factors; and
--------------------------------------------------------------------------------
Our Business Strategy May Not Be Successful.
--------------------------------------------------------------------------------
We expect to face strong competition from well-established companies and small independent companies like ourselves that may result in price reductions and decreased demand for our services. Our strategy to overcome these competitive factors, which is described in this prospectus under "Proposed Business - Competition," may not be successful. We will be at a competitive disadvantage in obtaining the facilities, employees, financing and other resources required to provide the superior, highly customized, state-of-the-art logistical analysis and problem-solving services and solutions demanded by customers. Our opportunity to obtain customers may be limited by our financial resources and other assets. We expect to be less able than our larger competitors to cope with generally increasing costs and expenses of doing business. Additionally, it is expected that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of those advances.

     10. We May Encounter Unforeseen Costs in the Logistics Services Business
     ---------------------------------------------------------------------------
and, if Any Cost Overruns Are Significant or if We Expend Significant Funds
--------------------------------------------------------------------------------
without the Development of Commercially Viable Services, We May Need to Change
--------------------------------------------------------------------------------
Our Business Plan, Sell or Merge Our Business or Face Bankruptcy.
-----------------------------------------------------------------
Our estimates of the cost of and time to be consumed in the provision of various services customarily provided by logistics service companies or contracted for by Han Logistics, based upon management's knowledge and limited experience in the logistics business, may not be accurate. The provision of these general customary services, which are described in detail in this prospectus under "Proposed Business - Proposed Services," may cost significantly more than expected or even prove to be prohibitive. If we are unable to absorb any cost overruns or if we expend significant funds without the development of commercially viable services, we may need to dramatically change our business plan, sell or merge our business or face bankruptcy. Further, we are unable to predict the amount of time or funding that will be consumed in management's efforts to obtain the additional debt and/or equity financing required in order to permit Han Logistics to offer a full range of logistics services. Therefore, we may expend significant unanticipated funds or significant funds may be expended by us without the development of commercially viable services. Cost overruns may occur and these cost overruns may adversely affect us.

     11. Because Han Logistics' President/Owner Will Continue to Control Han
     ---------------------------------------------------------------------------
Logistics, She Will Be Able to Determine the Outcome of All Matters Requiring
--------------------------------------------------------------------------------
Approval of Our Shareholders.
-----------------------------
Ms. Amee Han, President/Treasurer of Han Logistics and record owner of 2,000,000 shares of our issued and outstanding common stock, is the sole shareholder, a parent and a controlling person of Han Logistics because of her position and share ownership. Even following the completion of this offering, Ms. Han will own approximately 88.9% to approximately 97.6% of Han Logistics' issued and outstanding shares of common stock. Therefore, Ms. Han will be able to determine the outcome of all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal Shareholders" for a description of Ms. Han's share ownership relative to other shareholders and "Management" for background on Ms. Han.

     12. Potential Conflicts of Interest of Our Executive Officers and Directors
     ---------------------------------------------------------------------------
May Jeopardize Our Ability to Implement Our Business Plan and Generate Sales and
--------------------------------------------------------------------------------
Revenues, Thus Having a Negative Impact on Our Operations and Prospective
--------------------------------------------------------------------------------
Shareholders.
--------------------------------------------------------------------------------
Both Ms. Amee Han, our President/Treasurer and Ms. Kathleen M.
Kennedy, our Vice President/Secretary, are or may become subject to continuing conflicts of interest because of their current employment and potential future associations, positions and activities with other companies described in this prospectus under "Management - Conflicts of Interest." These conflicts of interest to which management may become subject could jeopardize our ability to implement our business plan and generate sales and revenues, thus negatively impacting our operations and prospective shareholders. Ms. Kennedy is expected to devote a very limited amount of time and effort to our business. Conflicts of interest and transactions that are not at arm's-length may arise in the future because our executive officers, directors and/or controlling shareholders are involved in the management of any company that transacts business with Han Logistics. Existing and potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by management and control persons in other business entities and in transactions with Han Logistics.

Risk Factors Related to the Offering

     13. There Is No Public Market for Our Common Stock and Shareholders May
     ---------------------------------------------------------------------------
Have Difficulty Selling Their Shares or Pledging Them as Collateral Because of
--------------------------------------------------------------------------------
This and for Other Reasons.
---------------------------
There is no public market for the common stock and there is no assurance that a public market will develop as a result of this offering or, if developed, that it will be sustained. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans. Furthermore, investors who desire to sell their shares of common stock in any market that develops may encounter substantial difficulty in doing so because of the fact that the price thereof may fluctuate rapidly as a result of changing economic conditions as well as conditions in the securities markets. As a result, the market value of the common stock could be greater or less than the public offering price of the shares of common stock. Any trading market that may develop for the common stock is expected to be substantially illiquid. (See "Description of Securities - Description of Common Stock" for information regarding the potential trading market(s) for the common stock.)

     14. The Offering Price of Our Common Stock Is Arbitrary and Was Not
     ---------------------------------------------------------------------------
Determined Based on a Market Price; Therefore, It Should Not Be Considered to
--------------------------------------------------------------------------------
Bear Any Relationship to Our Assets, Book Value or Net Worth and Should Not Be
--------------------------------------------------------------------------------
Considered to Be an Indication of Our Value.
--------------------------------------------------------------------------------
Because there is no public market for our common stock, the offering price was not determined based on a market price. The factors considered in determining the offering price of the common stock include our future prospects, the likely trading price for the common stock if a public market develops, and management's opinion of the implicit value of the company. Accordingly, we have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

     15. The Proceeds of This Offering May Be Inadequate and, in That Event, if
     ---------------------------------------------------------------------------
We Are Unable to Generate Revenue or Obtain Additional Capital, Our Business May
--------------------------------------------------------------------------------
Fail.
----
The minimum and maximum net proceeds of this offering are $50,000 and $250,000, respectively, and, therefore, are sufficient to conduct only a limited amount of activity. If the proceeds of this offering are insufficient to enable us to continue operations until we are able to generate revenue or obtain additional capital on acceptable terms, our business may fail. Particularly if only the minimum number of shares of common stock being offered hereby is sold, our continued operation will be dependent on our ability to generate operating revenue or procure additional financing. There is no assurance that any revenue will be generated or that any additional financing can be obtained on terms favorable to Han Logistics.

     16. New Shareholders Will Incur Substantial Dilution of Approximately $.99
     ---------------------------------------------------------------------------
Per Share as a Result of This Offering.
---------------------------------------
The offering price is substantially higher than the book value per share of our outstanding common stock. As a result, an investor who acquires shares of common stock in this offering will incur immediate substantial dilution of approximately $.99 per share. Investors who purchase shares of common stock in this offering will pay a price per share that substantially exceeds the value of our assets after subtracting liabilities. This is because Ms. Amee Han, the current sole shareholder of Han Logistics, acquired her shares of common stock at an average cost of approximately $.01 per share, which is substantially less than the price of $1.00 per share to be paid by the investors in this offering. See "Dilution" for a more detailed description of how new shareholders will incur dilution.

     17. If We Fail to Obtain a Secondary Trading Exemption for Our Common Stock
     ---------------------------------------------------------------------------
in a Significant Number of States, a Public Market Will Not Develop for the
--------------------------------------------------------------------------------
Common Stock and the Shares Could Be Deprived of Value.
-------------------------------------------------------
In the event that a significant number of states refuse to permit secondary trading in our common stock, a public market for the common stock will fail to develop and the shares could be deprived of any value. Secondary trading in the common stock will not be possible in each state until the shares of common stock are qualified for sale under the applicable securities laws of that state or we verify that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in that state. We may not be successful in registering or qualifying the common stock for secondary trading, or availing ourselves of an exemption for secondary trading in the common stock, in any state. If we fail to register or qualify, or obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state.

     18. Because the Offering Will Not Be Underwritten, Investors in the Shares
     ---------------------------------------------------------------------------
of Common Stock Being Offered Will Not Be Afforded the Protections of Certain of
--------------------------------------------------------------------------------
the NASD Conduct Rules and Our Management May Not Be Successful in Raising Even
--------------------------------------------------------------------------------
the Minimum Amount of Funds.
--------------------------------------------------------------------------------

This offering is self-underwritten and, accordingly, is not being conducted by a broker-dealer that is a member of, and subject to the Conduct Rules regarding securities distributions promulgated by, the National Association of Securities Dealers, Inc. Accordingly, investors in the shares of common stock being offered by this prospectus will not be afforded the protections of certain of the NASD Conduct Rules that regulate activities, such as communications with the public, transactions with customers, permissible commissions, the manner of distribution of securities and the maintenance of records, among other things, of broker-dealers that are members of the NASD. Despite their best efforts, our executive officers and directors may not be capable of selling at least 50,000 shares of common stock within the offering period, or any shares in excess of 50,000. These individuals have not previously participated in selling an offering of securities for any issuer. If we are unable to sell at least 50,000 shares of common stock within the offering period, then the offering will terminate and we will be obligated to refund all funds to the subscribers in full, without deduction for offering expenses. The fact that the offering will only be registered in the States of Colorado, Nevada, New York and Utah may also make it difficult for our management to find purchasers for the shares.

     19. Because There is No Commitment to Purchase Shares, the Offering May Not
     ---------------------------------------------------------------------------
Be Totally Subscribed for the Minimum or the Maximum Number of Shares Being
--------------------------------------------------------------------------------
Offered and, if Only the Minimum Amount of Funds Is Received, the Common Stock
--------------------------------------------------------------------------------
Purchased by an Investor May Be Deprived of Any Value.
--------------------------------------------------------------------------------
The offering may not be totally subscribed for at least the minimum 50,000 shares of common stock being offered. To the extent that only the minimum amount of funds is received, we may not be able to fully implement our business plan and our prospects for success may be jeopardized. As a result, the common stock purchased by an investor herein may be deprived of any value. We are offering the shares of common stock on a $50,000 minimum - $250,000 maximum basis, and no commitment exists by anyone to purchase all or any part of the shares of common stock being offered hereby. If we have not received subscriptions for 50,000 shares of common stock prior to the expiration of the term of the offering, we will promptly refund all funds received, without interest, to the subscribers. During the ninety-day offering period (and a ninety-day extension, if any), subscribers will not have the opportunity to have their funds returned

     20. Because Our Common Stock Is Considered Penny Stock, the Penny Stock
     ---------------------------------------------------------------------------
Regulations Can Be Expected to Have an Adverse Effect on the Liquidity of the
--------------------------------------------------------------------------------
Common Stock in the Secondary Market.
-------------------------------------
If a secondary trading market develops in our shares of common stock, of which there can be no assurance, the common stock is expected to come within the meaning of the term "penny stock" under 17 CFR 240.3a51-1. For so long as our common stock is considered penny stock, the penny stock regulations can be expected to have an adverse effect on the liquidity of the common stock in the secondary market, if any, that develops. The Securities and Exchange Commission has established risk disclosure requirements for broker-dealers participating in penny stock transactions as a part of a system of disclosure and regulatory oversight for the operation of the penny stock market. Rule 15g-9 under the Securities Exchange Act of 1934 obligates a broker-dealer to satisfy special sales practice requirements that are described in more detail in this prospectus under "Description of Securities - Description of Common Stock."


     21. Sales of Substantial Amounts of Our Shares May Depress Our Stock Price.
     ---------------------------------------------------------------------------
A total of 250,000 shares of common stock in this offering being offered by Han Logistics will be available for resale immediately after the effectiveness of this offering. The balance of 2,000,000 shares of common stock held by Ms. Amee Han, our current shareholder and one of our two executive officers and directors, became eligible for resale pursuant to Rule 144 commencing in July 2000. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock. After this offering, we will have a maximum of 2,250,000 shares of common stock outstanding, including 250,000 shares that Han Logistics is selling in this offering, which may be resold immediately in the public market. The remaining 2,000,000 shares are eligible for resale in the public market pursuant to Rule
144. The number of shares outstanding and the number of shares available for immediate resale are dependent upon the number of shares sold in this offering.


           DETERMINATION OF OFFERING PRICE AND ADDITIONAL INFORMATION

     There is no established public market for the common stock being offered hereby. We have arbitrarily established the offering price of the common stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of the value of Han Logistics.

     We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations not contained herein, if given or made, as having been authorized by Han Logistics. This prospectus does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful.

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock offered hereby with the U.S. Securities and Exchange Commission in Washington, D.C. This prospectus does not contain all of the information included in the Registration Statement. For further information regarding both Han Logistics and the shares of common stock offered hereby, reference is made to the Registration Statement, including all exhibits thereto, which may be inspected at the Commission's Washington, D.C., office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Public Reference Room upon request and payment of the prescribed fee. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov.

     We intend to furnish our shareholders, after the close of each fiscal year, an annual report that will contain financial statements that will be examined by independent public accountants and a report thereon, with an opinion expressed, by our independent public accountants. We may furnish to shareholders unaudited quarterly or semi-annual reports. In addition, we will file any reports required by the U.S. Securities and Exchange Commission; which reports are public documents.

     The offering of shares of common stock by us is subject to approval of certain legal matters by Cudd & Associates, counsel for Han Logistics. We may not modify the terms of the offering described herein without following the procedures described below. It is the Commission's position that fundamental changes in the terms of the offering would constitute a different transaction than the one offered in the Registration Statement and prospectus. However, the Commission has permitted certain changes in an offering to be made by means of a post-effective amendment rather than a new registration statement in order to save the issuer's filing fee. However, a sticker supplement will not suffice. In all cases where modifications are made to the terms of the offering, except where the modification only involves an extension of the original offering period beyond the latest extension contemplated in the original prospectus, all of the proceeds received by Han Logistics must be returned to the purchasers at least contemporaneously with the institution of the new offer made by means of a post-effective amendment.

                                    DILUTION


     The following table, which assumes the completion of this offering by the sale of a minimum of 50,000, to a maximum of 250,000, shares of common stock for proceeds of a minimum of $50,000 to a maximum of $250,000, illustrates the per share dilution. The table takes into account the estimated unpaid expenses of the offering in the amount of $2,700.


                                                           Minimum      Maximum
                                                           -------      -------
Per Share Dilution
------------------

Initial public offering price per share...............      $1.00       $1.00


Net tangible book value per share as of December
   31, 2001 (1).......................................    $*          $*


Increase in net tangible book value per share
  attributable to new investors   ....................    $.01        $.10

Net tangible book value per share after offering......      $ .01       $ .10

Dilution per share to new investors (2)...............      $ .99       $ .90
------------------
     *Less than $.01.

     (1) "Net tangible book value per share" is equivalent to the total assets of Han Logistics, less its total liabilities and intangible assets, divided by the number of shares of our common stock currently issued and outstanding.


     (2) "Dilution" is the difference between the public offering price and the net tangible book value of the shares of Han Logistics' common stock immediately after the offering and is the result of the lower book value of the shares of common stock outstanding prior to the offering, the public offering price and the unpaid expenses payable in connection with the offering. Dilution will be increased by the amount of Han Logistics' operating losses for the period from January 1, 2002, to the closing date of the offering being made hereby.


     The following table illustrates the comparative number of shares of common stock purchased from Han Logistics, the total consideration paid and the average price per share paid for Ms. Amee Han, our sole existing shareholder, and by the new investors at both the minimum and the maximum number of shares of common stock sold at the offering price of $1.00 per share.

                                                           Minimum      Maximum
                                                          ---------    ---------
Comparative Number of Shares of Common Stock Purchased,
Total Consideration Paid and Average Price Per Share Paid
---------------------------------------------------------

Number of shares purchased by existing shareholder.....2,000,000    2,000,000

Number of shares purchased by new investors............   50,000      250,000

Total consideration paid by existing shareholder.......  $27,000      $27,000

Total consideration paid by new investors..............  $50,000     $250,000

Average price per share paid by existing shareholder...       $.01          $.01

Average price per share paid by new investors..........      $1.00         $1.00



                                 USE OF PROCEEDS


     We estimate that that the net proceeds available to us upon completion of this offering will be $47,100, in the event of the minimum offering, and $247,100, in the event of the maximum offering, after deducting the estimated unpaid expenses of the offering in the amount of $2,700. We expect to apply and allocate the net proceeds of the offering during the following year in substantially the manner set forth below.


Application of Net Proceeds                 Minimum             Per Cent              Maximum           Per Cent
---------------------------               ----------           ----------          --------------       --------

Salaries and Directors' Fees               $9,000(1)              19.02%            $45,000(1)(2)        18.20%

Marketing                                   4,780(3)              10.11%             29,890(3)           12.08%

Working Capital                            21,989                 46.49%            123,114              49.78%

Repayment of Loan                           8,796(4)              18.60%              8,796(4)            3.56%

Administrative Expenses                     2,735(5)               5.78%             14,550(5)(6)         5.89%

Office Rent                                   -0-(7)               0.00%             14,400(7)            5.82%

Purchase of Computers                         -0-(8)               0.00%              9,750(8)            3.94%

Office Equipment Rental                       -0-(8)              0.00%               1,800(8)             .73%
                                          ----------           ----------          --------------       --------

TOTAL NET PROCEEDS                        $47,300               100.00%            $247,300             100.00%
                                          ----------           ----------          --------------       --------

------------------

     (1) Includes the sums of $4,000 and $3,000 allocated for the salaries of a marketing specialist to be employed on a per project basis and a part-time bookkeeper, respectively, and the amount of $2,000 allocated to pay directors' fees of $250 per quarter to each of Mesdames Han and Kennedy.

     (2) Includes the sums of $24,000 and $12,000 allocated for the salaries of Mesdames Han and Kennedy, respectively.

     (3) Includes the estimated cost of sales brochures and other advertising materials.


     (4) Allocated for the repayment of the promissory note dated November 11, 1999, from Han Logistics, as the maker, to Amee Han, as the holder, in the principal amount of $10,000, due on demand and bearing interest at the rate of 10% per annum. The principal balance of the promissory note was $7,727 as of December 31, 2001. Accrued interest on the loan was $1,069 through December 31, 2001.


     (5) Includes the estimated cost of utilities and postage and telephone expenses and the sums of $2,300 and $6,350 allocated for supplies in the event of the minimum and the maximum offering, respectively.

     (6) Includes the sum of $1,200 allocated for insurance.

     (7) See "PROPOSED BUSINESS OF HAN LOGISTICS - Facilities."

     (8) See "PROPOSED BUSINESS OF HAN LOGISTICS - Proposed Services."

     There is no commitment by any person to purchase any or all of the shares of common stock offered hereby and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of at least the minimum 50,000 shares of common stock being offered.

     Management is of the opinion that the proceeds from the offering will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. However, the proceeds of this offering that will be available to us for operating expenses are limited, in the case of the minimum offering especially. Because of this and our inability to specifically define our business plan at this time, management is incapable of predicting with any degree of specificity the nature or the amount of operating expenses that we will incur in the one-year period following the closing of this offering. The offering proceeds are expected to be inadequate to fully implement our proposed business plan. Accordingly, it is anticipated that our continued operation after the expiration of one year will be dependent upon our ability to obtain additional equity and/or debt financing, the availability of which cannot be assured. Since inception, our operations have been funded by the sale of shares of common stock to, and a loan from, Han Logistics' President in the amounts of $27,000 and $10,000, respectively. As of this date, we have no customers for our proposed logistical analysis, problem-solving and other logistics services and there is no assurance that we will be successful in obtaining customers in the future.

     Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments. We intend to take appropriate measures to insure that we do not inadvertently become an investment company subject to the requirements of the Investment Company Act of 1940. Accordingly, the investments that we will be capable of making using the proceeds of this offering will be limited in nature and with respect to the term of the investment.

                                PROPOSED BUSINESS

General


     Han Logistics, Inc., is a development-stage corporation that was organized under the laws of the State of Nevada on July 1, 1999. We propose to commence operations in the rapidly growing logistical services industry by developing, marketing and delivering logistical analysis, problem-solving and other logistics services to prospective business customers. These potential customers include any company that utilizes systems and processes, such as customer service, purchasing, inventory control, transportation and warehousing, in the delivery of products and/or services to customers located anywhere in the world. Ms. Amee Han, our President/Treasurer, will be a 2002 graduate of the logistics program at the University of Nevada, Reno, who recently completed a successful internship at Mars, Inc.-Kal Kan, Reno, Nevada. While Ms. Hans' strengths in the field of logistics include software evaluation and report administration and her area of specialty is customer service-driven sales, she also has experience in warehousing and transportation. For the past approximately eight years, the career of Ms. Kathleen Kennedy, the Vice President/Secretary of Han Logistics, has focused upon sales and customer service for AT&T Business Information Services and Reno Air, Inc., Reno, Nevada. Mesdames Han and Kennedy propose to differentiate Han Logistics' proposed services from those of our competitors by
(i) providing superior, state-of-the-art logistics services and solutions highly customized to suit the unique requirements of each customer's business and (ii) by emphasizing customer service as the focus of our business philosophy and marketing strategy. Our activities to date have been, primarily, organizational and fund raising in nature and, accordingly, we have no customers for our proposed services as of the date hereof. Further, our business plan is in the conceptual stage.

     In July 1999 and November 1999, we received net proceeds in the amounts of $27,000 and $10,000 from the sale of 2,000,000 shares of common stock to, and a loan from, Ms. Amee Han, the President/Treasurer, a director and the sole shareholder of Han Logistics. The principal balance of Ms. Han's loan was $7,727 as of December 31, 2001. Accrued interest on the loan was $1,069 through December 31, 2001. For exemptions from registration in connection with the sale of the securities, we relied upon Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving a public securities offering and Section 90.530, subsection 11., of the Nevada Uniform Securities Act, as amended.


     Except for applicable tax laws, rules and regulations, we are not aware of any existing or probable governmental rules or regulations relating to our proposed business of developing, marketing and delivering logistical analysis, problem-solving and other logistics services to prospective business customers.

Proposed Services

     The services that we propose to develop, market and deliver include logistical analysis, problem-solving and other logistics services. In simplified terms, "logistics" involves ensuring that the right product (service), in the right quantity and condition, is delivered to the right customer, at the right place, time and cost. Accordingly, while the one basic service that any logistics service provider provides is logistical analysis, there are infinite variations in the specific logistical analysis services provided to a customer depending upon many factors, including, among others, the nature and price(s) of the customer's product(s) and/or service(s), the volume of the customer's business and the number and location of the customer's customers. The desired results of logistical analysis are, among others, an improvement in functioning, reduction in cost and other optimization of the customer's logistics systems, procedures and functions. Since the cost of logistics accounts for such a large portion of any company's total operating budget, a small percentage savings can have great impact on Han Logistics' profitability. Accordingly, many companies continuously monitor, evaluate and implement cost-saving logistical measures such as outsourcing to third party providers, or bringing in-house, various functions, including customer service, purchasing, inventory control, transportation and warehousing.

     In Han Logistics' case, we have no customers as of the date hereof. Because of our small size and limited resources, our two executive officers, who are the only two Company employees as of the date hereof, will initially focus their efforts on obtaining a small number of customers located in Reno, Nevada, northern Nevada and/or eastern California. We will seek to provide these initial prospective customers with superior, state-of-the-art, highly customized services so as to obtain superior results and establish ongoing customer relationships. We will seek to obtain referrals through word-of-mouth from these initial relationships and utilize our initial performance record in our marketing strategy to commence building a larger customer base. Among the services that we propose to offer customers is (i) overall analysis of the customer's various logistical systems and functions, such as customer service, purchasing, inventory control, transportation and warehousing; (ii) recommendations for and/or implementation of improvements, modifications, cost reductions and/or other efficiencies in the performance of various of these systems and functions; (iii) recommendations for and/or implementation of outsourcing of functions to third parties where appropriate; (iv) consulting; and (v) specific problem-solving. We will not, like some logistics firms, specialize in any one area of the logistics industry. Rather, our executive officers and directors will seek to use their expertise and experience to make available to, and customize to the business and operations of, each customer all of the services aforementioned, including, but not limited to, overall analysis, recommendations, implementation and specific problem-solving.

     We will charge each customer a fee for our services based upon, among other factors, the time necessitated in the performance of, and the difficulty of, the services. Purchasers of shares of common stock in this offering will have no opportunity to evaluate, or have a voice in the determination of, the selection of customers or fees charged for our proposed services. We intend, depending upon the success of our initial operations, to employ limited additional personnel with experience in the logistics business. While we will have working capital available to employ a limited number of additional employees, in addition to our executive officers, a marketing specialist and a part-time bookkeeper, in the event of the maximum offering, these funds may ultimately be allocated differently. Our continuation in business after the expiration of one year from the date of this offering and the employment of significant additional staff, will be dependent upon our achievement of significant profits from operations and/or obtaining significant capital in excess of that anticipated to be realized from this offering. Eventually, assuming our initial success, management plans to expand the scope of Han Logistics' services.

     In order to ensure the performance of high quality, state-of-the-art, customized services, we will endeavor to follow specific procedures ourselves, double-checking crucial steps and benchmarking our services with those of competitors. Certain of the procedures that we intend to follow include: (i) prompt response to customers during, and availability to customers for emergencies after, business hours; (ii) provision of free, written estimates within approximately 72 hours; (iii) commencement of work within seven days following the receipt of a signed contract; (iv) completion of services undertaken without interruption; (v) use of the highest quality products and materials available; (vi) follow-up subsequent to the completion of each job to ensure customer satisfaction; and (vii) guarantee of satisfaction of the services performed. Additionally, we intend to evaluate and assess the nature, quality and timeliness of our services from time-to-time through surveys and other means in order to be responsive to changes in market conditions and customer demands and to be competitive with the services offered by competitors.

     We have allocated $9,750 and $1,800 of the maximum net proceeds anticipated to be realized form this offering for the purchase of computers and the rental of office equipment, respectively. If only the minimum proceeds of the offering are received, we will operate as a home-based business from the residence of Ms. Amee Han, our President/Treasurer, and Ms. Han and Ms. Kathleen M. Kennedy, our Vice President/Secretary, will devote time and effort to Han Logistics on a part-time basis. In that event, rather than purchase or rent equipment, we will utilize computer and office equipment provided by Mesdames Han and Kennedy without charge to Han Logistics.

Strategy

     Management believes that the logistics services industry, which we have determined to enter, has expanded rapidly in the past several years and that growth is expected to continue at a strong pace for the foreseeable future. This phenomenon presents an opportunity for a start-up company like us to enter the market. We believe that we can address, with highly customized, state-of-the-art services and solutions, including overall analysis and specific problem-solving, the needs of customers who seek guidance and assistance in optimizing their logistical functions. Additionally, we believe that we will be able to capitalize on the trend of companies to outsource less significant but vital functions and projects that they would not otherwise be able to implement. Rather than operate within the parameters of existing logistics methodologies, we propose to apply our talents creatively in the use of every possible resource to bring a fresh perspective to the analysis of customers' logistical systems and procedures and customize recommendations for improvements and solutions to problems. In this manner, we hope to achieve superior results and develop long lasting relationships with our customers. We intend to price our proposed services competitively, using the knowledge that our target market of smaller companies considers price or value as the most important criterion in its selection of a logistics services provider. Our future goal is not necessarily to be a logistics company large in size, but to be known for the performance of superior, highly customized services.

     The one feature that we propose to distinguish our company from our competitors is customer service. We intend that Han Logistics be organized so as to be customer service-driven. In the future, we propose, assuming our initial success, to add personnel in the area of customer service and, if necessary, to cut expenses in other areas first. We believe that the fact that we are a very small, owner-operated company may allow us the flexibility to be more service oriented than our larger, more structured competitors. Our small size is expected to permit us to more quickly and effectively control and monitor the direction and effect of our decisions and actions. We intend to stress customer service as our strength in our marketing campaign and literature and build and maintain our reputation based upon our goal of providing the best and most highly customized services in the marketplace. Further, we intend to employ a great deal of flexibility, give employees a wide latitude and devote the necessary extra time and effort in the performance of logistical analysis, problem-solving and other logistics services so as to accommodate our customers' needs. Because we are a new company, we can hire employees with this service-oriented philosophy in mind and make certain that the employees integrate it in the performance of their responsibilities.

Marketing

     The Market. As reported by the Council of Logistics Management, over $800
     -----------
billion is spent annually in the United States on logistics. Also, according to the Council of Logistics Management, the amount spent on logistics worldwide is in excess of $1.4 trillion and will continue to increase as a result of the continued expansion of the "global marketplace." Further, the Council of Logistics Management reports that, because of the increasingly global marketplace, logistics-related expenditures worldwide have increased approximately 20% over the past decade and are expected to increase at this rate for the foreseeable future. Sales of logistics services have been relatively steady for the past five years and are not subject to significant cyclical or seasonal variation. In fact, effective logistics management becomes increasingly more important as the economy declines.

     The most significant development in the marketplace, which is responsible for very strong growth in the logistics industry, is the ongoing trend by corporations to downsize and outsource logistics services such as customer service, purchasing, inventory control, transportation and warehousing. Much of the recent growth is the result of outsourcing of one or more of the foregoing services by companies that have not previously done so. Accordingly, these companies have no existing relationship with a logistics service provider and start-up companies, such as Han Logistics, have the potential to obtain the business. As a result, it is possible for new companies, including Han Logistics, entering the logistics services business to generate significant revenue from new customers without taking customers away from existing competitors. Because of this phenomenon, we believe that growth in the logistics industry will continue unabated for the foreseeable future. Another important trend is the increasing overseas market for logistics services resulting, principally, from the globalization of the operations of United States companies. According to the Council of Logistics Management, United States logistics service providers providing logistics services to overseas companies are experiencing rapid growth rates, which are expected to continue in the future.

     While there are obvious differences among logistics service providers with regard to features, pricing and other factors, the logistics services market, for the most part, remains free from segmentation. That is, competitors are, generally speaking, all competing for the same customer and each logistics service provider seeks to provide, without significant differentiation or variation, the same general types of functions and services. Despite the fact that companies offering logistics services market themselves based upon real and purported competitive differences, virtually all firms compete in the same marketplace for the same customers.


     Our target market is, theoretically, any corporation or other entity involved in the universal thread or "pipeline" of planning and coordinating the manufacture, sale and/or delivery to customers anywhere in the world of products and/or services. However, because of our small size and developmental stage, the companies initially targeted by us as candidates for our logistics services will satisfy the following criteria: (i) gross revenues from $-0- (start-up companies) to $200 million; (ii) two to 150 employees; and (iii) operations in manufacturing, warehousing, distribution and/or retail and/or wholesale sales, including electronic commerce. These companies are expected to be relatively new or growing firms and both privately- and publicly-held. Further, our initial target market will be limited, generally, to companies located in the Reno, Nevada, metropolitan area, northern Nevada and/or eastern California. Mesdames Amee Han and Kathleen M. Kennedy, our executive officers and directors, have lived and worked in the Reno, Nevada, area for the past approximately nine years and approximately seven years, respectively, and, accordingly, are familiar with the facilities and amenities in the surrounding area. Long-term, management plans to expand Han Logistics' target market to include nationally and internationally-based companies.

     Marketing Strategy. Our prospective customers are expected to respond most
     -------------------
favorably to a marketing campaign involving the steps described below. Initially, we would provide a prospective customer with printed literature, such as a sales brochure, for review. Next, we would contact the targeted company by telephone and, thereafter, make a personal presentation describing our proposed services in detail. Finally, we would follow up our personal presentation with contact, by telephone, by mail, in person or otherwise, over a period of several weeks during which the prospective customer considers and/or discusses with others the decision whether to retain our services. If our target company was a large corporation or business, which is not expected initially, we could expect to deal with the Vice President for logistics or the Controller as the primary decision-maker, whose support would be crucial to our employment. However, we could not ignore department managers or others who might have influence over, or the ability to veto, the hiring decision. Upon completion of the performance of services for any customer, we would follow up with surveys and otherwise take advantage of opportunities for feedback to ensure customer satisfaction.


     We have allocated the sums of $4,780 (10.11%) and $29,890 (12.08%), out of the minimum and the maximum proceeds anticipated, without assurance, to be received from this offering, respectively, for the cost of sales brochures and other advertising materials. Additionally, the sum of $4,000 has been allocated to employ a marketing specialist on a per project basis. We anticipate that our very limited finances and other resources may be a determinative factor in the decision of any prospective employee as to whether to become employed by Han Logistics. We intend to rely upon the judgment and conclusions of Ms. Amee Han, our President and Treasurer, based solely upon her knowledge and prior limited business experience, relative to Han Logistics' needs for marketing expertise, until the time, if ever, that we are successful in attracting and employing the per project marketing specialist initially proposed and/or other capable marketing and customer support personnel.


     The fact that a corporation or other entity was affiliated with us or an equity interest in Han Logistics was owned by one or more of our executive officers, directors and/or controlling shareholders, would not disqualify the company from consideration as a potential customer. In order to minimize conflicts of interest, we have adopted in our minutes a policy that any contracts or other transactions with entities of which our officers, directors and/or controlling shareholders are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable, but that none of these transactions by Han Logistics shall be affected or invalidated solely because of the relationship or interest of directors or officers. Nevertheless, in an instance where a disinterested majority of the members of the Board of Directors is unavailable to approve a transaction with an affiliated or related party, Han Logistics, pursuant to action of the Board of Directors, requires that the transaction be deemed to be fair and reasonable in order to be a valid, enforceable obligation.

     Advertising. We plan to use direct mail to reach potential customers. We
     -----------
propose to target our mailings, including an information/sales brochure, a letter of introduction and a description of our proposed services customized for the targeted customer's business, to manufacturing, warehousing, sales and customer service and distributions firms whose identities we expect to obtain from telephone directories, the chamber of commerce and others.

Competition

     We are expected to be an insignificant participant in the logistics services business for the foreseeable future. Our competition consists of a myriad of companies currently engaged in the business of providing logistics services nationally and internationally. All of these companies seek to satisfy the need for efficiencies and cost reductions in the product and/or service manufacturing, marketing and delivery processes and solutions to logistics complexities and difficulties created, in part, by the increasing globalization of commerce, including electronic commerce. The primary factor considered by larger customers in selecting a logistics service provider is believed to be performance, as emphasized in the advertising, press releases and marketing efforts of most logistics service providers, especially the larger companies. We believe that smaller companies consider price or value to be the most important competitive factor, with performance also being an important consideration. Our target market will be the smaller companies. Accordingly, we expect to compete on the basis of price (or the value to the customer of the services performed) and, to a lesser extent, on the basis of our reputation among customers as a quality provider of logistical analysis, problem-solving and support services and our locality of operation.

     Competition in the logistics business is also limited by locality. That is, despite globalization of commerce, customers remain reluctant to utilize the services of a logistics service provider based in a distant location and tend to prefer a provider whose business is specifically focused in the customer's region of operation. We attribute this phenomenon to the dynamic nature of the customer's business, thus requiring expeditious solutions to rapidly changing needs. This phenomenon also encourages us to believe that Han Logistics may be able fill a niche in northern Nevada and eastern California where it is believed that no one competitor dominates. We base this claim upon the relative size of the logistics service providers operating in this area because most of these companies are privately-held and accurate information on their sales is unavailable. In our Reno, Nevada, locality, our primary competitors are expected to be the logistics departments of our prospective customers themselves. We believe, however, that we will be able to compete by capitalizing on the trend of companies to out-source less significant but vital functions and projects that they would not otherwise be able to implement. Our indirect competitors are expected to be much larger, full-service logistics firms located outside northern Nevada, including, primarily, warehousing and distribution companies uninterested and unavailable for the smaller and short-term projects we may pursue. However, these much larger, full-service logistics firms are prospective sources for customers to the extent that they out-source their overflow work.

     A less important, but also critical, factor than location in the selection of a logistics service provider is the provider's specialty of function, if any. When this factor is an important component in the customer's selection of a logistics service provider, the degree of competition varies widely depending of the area of specialization. Overall, competition is most intense for the business of the larger manufacturing and distribution firms and less intense for smaller accounts that typically require a high degree of customization in the logistics services required. Accordingly, in order to obtain customers, it is important for us to, (i) most importantly, price our services competitively, taking into consideration our small size, limited resources and developmental stage of operation; (ii) secondarily, develop a record demonstrating satisfactory and, if possible, superior, performance at the earliest possible time; and (iii) focus on customers whose operations are based in our own locality, i.e., Reno, Nevada, northern Nevada and/or eastern California. In this latter regard, we intend to cultivate relationships in the Reno, Nevada, business community through the University of Nevada, Reno, logistics program and otherwise, so as to develop the local goodwill important to customers in their selection of a logistics service provider.

     Many of the companies and other organizations with which we will be in competition are established and have far greater financial resources, substantially greater experience and larger staffs than we do. Additionally, many of these organizations have proven operating histories, which we lack. We expect to face strong competition from both the well-established companies and small independent companies like ourselves. To the extent that we become dependent on one or a few clients, the termination of these relationships could adversely affect our ability to continue as a viable enterprise. In addition, our proposed business may be subject to decline because of generally increasing costs and expenses of doing business, thus further increasing anticipated competition. It is anticipated that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of these advances. The effects of any of these technological advances on us, therefore, cannot be presently determined. We believe, to the extent that we have funds available, that we will be capable of competing effectively with our competitors. However, because of our minimal capital, even after the successful completion of this offering, we expect to be at a competitive disadvantage in our endeavor to provide cost-effective logistical analysis services, achieve rapid problem-solving capability and provide in-depth solutions to logistics difficulties and complexities. Further, we cannot assume that we will be successful in achieving profitable operations through our proposed business of providing logistics services and solutions.

Employees and Consultants

     Han Logistics has had no full-time employees since the company's organization. Mesdames Amee Han and Kathleen M. Kennedy, our executive officers and directors, have served as the only part-time employees of Han Logistics since our inception. Except for directors fees in the amount of $250 paid quarterly to each of Mesdames Han and Kennedy through September 30, 2001, no cash compensation has been awarded to, earned by or paid to either individual for all services rendered in all capacities to Han Logistics since our organization on July 1, 1999. However, on July 1, 1999, we issued Ms. Han, our President and Treasurer, 2,000,000 shares of common stock in consideration for the sum of $27,000 in cash ($.0135 per share). The sum of $2,000, out of the minimum proceeds anticipated, without assurance, to be received from this offering, has been allocated to pay directors' fees of $250 per quarter to each of Mesdames Han and Kennedy. In addition to these directors' fees, the amounts of $24,000 and $12,000, out of the maximum anticipated offering proceeds, have been allocated for the salaries of Mesdames Han and Kennedy, respectively. We anticipate that, at such time, if ever, as our financial position permits, assuming that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations, Mesdames Han and Kennedy and any other executive officers and/or directors of Han Logistics will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as our executive officers and may receive additional fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to unaffiliated persons who perform services for us, although we have no present plans to do so and no such fees have been paid as of the date hereof.

Facilities

     Han Logistics maintains its offices pursuant to a verbal arrangement rent-free at the residence of Ms. Amee Han, the President, the Treasurer and a director of Han Logistics, located at 2220 West 7th Street, Reno, Nevada, 89503. We anticipate the continued utilization of these facilities on a rent-free basis until the time, if ever, that we consummate the sale of the maximum 250,000 shares of common stock being offered hereby. The sum of $14,400, out of the maximum proceeds anticipated to be received from this offering, has been allocated for the rental of office space from an unaffiliated third party. In the event of the maximum offering, which is not assured, we expect to have no difficulty in locating office space suitable for our purposes in Reno, Nevada, which is rentable at the aforementioned rate. Han Logistics' present office arrangement, which is expected to be adequate to meet our needs for the foreseeable future, has been valued by management at a nominal value and, accordingly, does not impact the accompanying Financial Statements of Han Logistics. Han Logistics' telephone and facsimile number is (775) 787-7483.

Legal Proceedings

     We know of no legal proceedings to which Han Logistics is a party or to which any of the property of Han Logistics is the subject, which are pending, threatened or contemplated or any unsatisfied judgments against Han Logistics.


                                PLAN OF OPERATION


Plan of Operation

     We propose to develop, market and deliver logistical analysis, problem-solving and other logistics services to business customers. Han Logistics is in the development stage and, to date, management has devoted substantially all of their time and effort to organizational and financing matters. Through the date hereof, we have not yet generated service revenue and we have realized a net loss from operations. For the year ended December 31, 2001, the year ended December 31, 2000, and the period from inception through December 31, 2001, we had no revenue and a net loss of $(6,107), $(29,845) and $(38,378), respectively, or $(0.00), $(0.01) and $(0.02), respectively, per share. Operating expenses for the year ended December 31, 2001, the year ended December 31, 2000, and the period from inception through December 31, 2001, included offering costs, representing the legal fees and expenses of this offering, of $591, $26,750 and $27,341, respectively, and general and administrative expenses of $4,743, $2,179 and $9,241, respectively. If this offering is successful, we expect that the offering proceeds will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. We will employ a marketing specialist on a per project basis and a part-time bookkeeper with $9,000 of the anticipated offering proceeds. In the event of the maximum offering, we will move our offices from the residence of our President, purchase certain computer equipment and rent certain office equipment. We do not anticipate the performance of any research and development during the next twelve months.


     There can be no assurance that we will achieve commercial acceptance for any of our proposed logistics services in the future; that future service revenue will materialize or be significant; that any sales will be profitable; or that we will have sufficient funds available for further development of our proposed services. The likelihood of our success will also depend upon our ability to raise additional capital from equity and/or debt financing to overcome the problems and risks described herein; to absorb the expenses and delays frequently encountered in the operation of a new business; and to succeed in the competitive environment in which we will operate. Although management intends to explore all available alternatives for equity and/or debt financing, including, but not limited to, private and public securities offerings, there can be no assurance that we will be able to generate additional capital. Our continuation as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and, ultimately, to achieve profitability.


Financial Condition, Capital Resources and Liquidity

     As of December 31, 2001, and December 31, 2000, we had total cash assets of $2,515 (including $61 in escrow) and $3,402 (including $80 in escrow), respectively. We had total current liabilities of $13,893and $8,673 and working capital of $(11,378) and $(5,271) as of December 31, 2001, and December 31, 2000, respectively. As of December 31, 2001, and December 31, 2000, Han Logistics' total stockholders' deficit was $(11,378) and $(5,271) , respectively, including deficits accumulated during the development stage of $(38,378) and $(32,271), respectively. Our independent auditors have presented Han Logistics' financial statements on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. However, they have noted that Han Logistics has been in the development stage since its inception on July 1, 1999; realization of a major portion of the assets is dependent upon Han Logistics' ability to meet its future financing requirements; and the success of future operations is not assured. These factors raise substantial doubt about our ability to continue as a going concern. Our future success will be dependent upon our ability to provide effective and competitive logistical analysis, problem-solving and other logistics services that meet customers' changing requirements. Should Han Logistics' efforts to raise additional capital through equity and/or debt financing fail, Ms. Amee Han, our President/Treasurer, is expected to provide the necessary working capital so as to permit Han Logistics to continue as a going concern. While Ms. Han has the capacity to fund Han Logistics at least until the company receives the proceeds from this offering, she has no obligation to do so.


                                   MANAGEMENT

Executive Officers and Directors

     Our executive officers and directors are as follows:

       Name                     Age                         Title
---------------------           ---       --------------------------------------
Amee Han*                        32       President, Treasurer and Director

Kathleen M. Kennedy*             43       Vice President, Secretary and Director
---------------------

     *The above-named persons may be deemed to be our "parents" and "promoters," as those terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended.

General

     Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors. Ms. Amee Han expects to devote approximately 15% of her time and effort to the business and affairs of Han Logistics. Ms. Kathleen M. Kennedy intends to devote the time and effort to Han Logistics' business and affairs as may be necessary to perform her responsibilities as an executive officer and director. Set forth below under "Business Experience" is a description of the business experience of our executive officers and directors. Except as otherwise indicated below, all organizations with which each executive officer and director is or has been previously employed, affiliated or otherwise associated, are not affiliated with us.

Family Relationships

     There is no family relationship between Ms. Amee Han, our President/Treasurer and a director of Han Logistics, and Ms. Kathleen M. Kennedy, our Vice President/Secretary and a director of Han Logistics.

Business Experience

     Amee Han has served as the President, the Treasurer and a director of Han
     --------
Logistics since its inception on July 1, 1999. Since July 2000, she has been employed by Sierra Design Group, an engineering firm based in Reno, Nevada, as a project coordinator, inventory control, warehouse and shipping manager and project manager. Ms. Han is expected to graduate from the University of Nevada, Reno, Nevada, majoring in logistics management, in December 2002. She recently completed a logistics internship with Mars, Inc. - Kal Kan, Reno, Nevada, during which she researched and analyzed the optimal utilization of logistics technicians; wrote ISO-9000 compliant procedures manuals for several positions; developed applied software capable of consolidating technician duties and reduced man hours; and made software revisions, situationally adapted software, revised key personnel duties and made various other recommendations. She was employed, from June 1997 through June 1999, by United Blood Services, Reno, Nevada, as a Senior Donor Care Specialist, with responsibility for the determination of donor eligibility based upon Federal guidelines; the administration of post-donation care; and the leadership of a special projects team engaged in maximizing efficiency and scope in the utilization of resources. From October 1992 through March 1997, Ms. Han was employed in the position of Senior Customer Service Agent by the Eldorado Hotel and Casino, Reno, Nevada. In this position, she was responsible for customer service and development and the training of all departmental new hires. She was employed, from April 1991 through May 1992, by Sheraton Worldwide Reservations, Austin, Texas, as a Reservations Agent with responsibility for a database of over 500 properties. Ms. Han attended the University of Texas, Austin, Texas, from September 1987 through May 1992.

     Kathleen M. Kennedy has served as the Vice President, the Secretary and a
     -------------------
director of Han Logistics since its inception on July 1, 1999. From January 1999 through August 2000, she was employed by AT&T Business Information Services, Reno, Nevada, as a Customer Service and Sales Specialist. Ms. Kennedy was employed, from May 1994 through December 1998, by Reno Air, Inc., Reno, Nevada, as a Reservations Agent until her promotion to Acting Supervisor of the Tour

Department; in which position she was responsible for 100 employees and the training of all new employees. In this position, she trained new agents and was responsible for product sales in excess of $500,000. She received a Bachelor of Arts degree from Michigan State University, East Lansing, Michigan, in 1980 and a Certificate in Public Law from The Philadelphia Institute for Paralegal Studies, Philadelphia, Pennsylvania, in 1991. Ms. Kennedy attended Wayne State University, Detroit, Michigan, from 1979 through 1980 and Central Michigan University, Mount Pleasant, Michigan, from 1976 through 1977.

Executive Compensation


     The following table sets forth information concerning the compensation of the executive officers of Han Logistics for the only three fiscal years ended December 31, 1999, 2000 and 2001, since the company's organization on July 1, 1999, including annual compensation, including the dollar value of base salary (cash and non-cash) earned during the 1999 fiscal year, and the sum of the number of securities underlying stock options granted, with or without tandem SARs, and the number of freestanding SARs.


                           SUMMARY COMPENSATION TABLE


                                                                             Long Term Compensation
                                 Annual Compensation                    Awards                    Payouts
                            -------------------------------------------------------------------------------------
      (a)      (b)          (c)          (d)           (e)         (f)          (g)          (h)           (i)
                                                      Other                   Securities
  Name                                               Annual     Restricted      Under-                  All Other
  and                                                Compen-      Stock         lying         LTIP       Compen-
Principal                                            sation      Award(s)      Options       Payouts     sation
Position       Year      Salary($)     Bonus($)        ($)         ($)         SAR's(#)        ($)        ($)
-----------------------------------------------------------------------------------------------------------------

Amee           1999      $-0-          $-0-          $  500     $-0-          $-0-          $-0-        $-0-
Han,           2000      $-0-          $-0-          $1,000     $-0-          $-0-          $-0-        $-0-
President      2001      $-0-          $-0-          $  750     $-0-          $-0-          $-0-        $-0-
and
Treasurer

Kathleen       1999      $-0-          $-0-          $500       $-0-          $-0-          $-0-        $-0-
M.             2000      $-0-          $-0-          $,1000     $-0-          $-0-          $-0-        $-0-
Kennedy,       2001      $-0-          $-0-          $  750     $-0-          $-0-          $-0-        $-0-
Secretary

     Mesdames Amee Han and Kathleen M. Kennedy, our executive officers and directors, have served as part-time employees of Han Logistics since our inception. Except for directors' fees in the amount of $250 paid quarterly to each of Mesdames Han and Kennedy through September 30, 2001, no cash compensation has been awarded to, earned by or paid to either individual for all services rendered in all capacities to Han Logistics since our organization on July 1, 1999. However, on July 1, 1999, we issued and sold to Ms. Han, our President and Treasurer, 2,000,000 shares of common stock in consideration for the sum of $27,000 in cash ($.0135 per share). Further, the sum of $2,000, out of the proceeds anticipated, without assurance, to be received from this offering, has been allocated to pay directors' fees of $250 per quarter to each of Mesdames Han and Kennedy. In addition to these directors' fees, the amounts of $24,000 and $12,000, out of the maximum anticipated offering proceeds, have been allocated for the salaries of Mesdames Han and Kennedy, respectively. However, we anticipate that, at the time, if ever, that our financial position permits, Mesdames Han and Kennedy and any other executive officers and/or directors of Han Logistics will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as executive officers of Han Logistics.


     Neither of our executive officers or directors holds any option to purchase any securities of Han Logistics. In the future, we may offer stock options to employees, non-employee members of the Board of Directors and consultants; however, we have not proposed or adopted any stock option plan; and no options have been granted as of the date hereof. We have no retirement, pension, profit sharing, insurance, medical reimbursement or any other executive incentive or other programs or benefits covering our executive officers and/or directors, and we do not contemplate implementing any of these plans at this time.

     Under Nevada law and pursuant to our Articles of Incorporation, we may indemnify our officers and directors for various expenses and damages resulting from their acting in this capacity. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers or directors of Han Logistics pursuant to those provisions, we have been informed by our counsel that, in the opinion of the U.S. Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable.

Compensation of Directors


     Our standard arrangement to pay our directors the sum of $250 per quarter as directors' fees for their services as directors was terminated at the end of the quarter ended September 30, 2001. This arrangement will not be recommenced until the conclusion of this offering.


Employment Agreements

     We have no employment agreements with Mesdames Amee Han or Kathleen M. Kennedy, our officers and directors. We may enter employment agreements with the foregoing and/or future executive officers of Han Logistics after the completion of this offering.

Indemnification

     Han Logistics' Articles of Incorporation provide for the indemnification of officers, directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against these persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which the persons shall be determined not to have acted in good faith and in the best interests of Han Logistics. With respect to matters as to which Han Logistics' officers, directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to Han Logistics, our Articles of Incorporation provide for indemnification only to the extent that the court in which the action or suit is brought determines that the person is fairly and reasonably entitled to indemnification for those expenses that the court deems proper.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling Han Logistics pursuant to the foregoing, we have been informed that, in the opinion of the United States Securities and Exchange Commission, that indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Conflicts of Interest


     Ms. Amee Han, our President/Treasurer and a director, is employed full time by another company. Further, Ms. Han and Ms. Kennedy may in the future be employed by or otherwise associated with other companies involved in a range of business activities. In addition, both of our executive officers and directors are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with Han Logistics. Conflicts of interest and transactions that are not at arm's-length may arise in the future because our executive officers and directors are involved in the management of any company that transacts business with us. Potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by our executive officers and directors in other business entities and in transactions with Han Logistics. Mesdames Han and Kennedy have agreed, during any period in which they serve as our executive officers or directors, that they will not act as an officer or director of any other company, whether private or public, engaged in any aspect of our proposed business of providing logistics services.


     In minutes, we have adopted a policy that any contracts or other transactions with directors, officers and entities of which they are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable to us, but that no such transactions by Han Logistics shall be affected or invalidated solely because of the relationship or interest of directors or officers. In addition, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof that approves such a transaction. Our policy with respect to conflicts of interest involving directors, officers and their affiliates is consistent with Nevada law regarding the fiduciary duty of these persons to a corporation and its shareholders when engaged in interested transactions with the corporation. Generally, subject to the "business judgment rule," pursuant to which courts hesitate to interfere with the internal management of a corporation provided a fairly minimal degree of care has been exercised by the management in carrying out its responsibilities, directors, officers, controlling shareholders and other affiliates of a corporation owe duties of care and loyalty to the corporation that override their own self-interests in dealings with the corporation. Transactions between Han Logistics and an affiliated party, if approved by a disinterested majority of the directors or by the shareholders, or if deemed to be fair to us, would be enforceable, valid obligations of Han Logistics.


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our common stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares of common stock offered hereby, by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, each director and executive officer and all executive officers and directors as a group. Ms. Amee Han, our sole shareholder, has sole voting and investment power with respect to the shares she beneficially owns.


                                                                              Percent of Class
                                                                  --------------------------------------------
                                              Shares                                       After Offering
     Name and Address of                    Beneficially          Before             -------------------------
     Beneficial Owner                        Owned (1)            Offering           Minimum           Maximum
--------------------------------            ------------          --------           -------           -------

Amee Han (2)                                 2,000,000            100.00%              97.6%              88.9%
2220 West 7th Street
Reno, Nevada  89503

Kathleen M. Kennedy (2)                            -0-              0.00%               0.00%              0.00%
1501 Imperial Avenue, #244
San Diego, California  92101

All Executive Officers and

Directors of Han Logistics                   2,000,000            100.00%              97.6%              88.9%
as a Group (Two Persons)
-------------------


     (1) Based upon 2,000,000 shares of our common stock issued and outstanding as of the date hereof.

     (2)  Executive  officer  and  member  of  the  Board  of  Directors  of Han
Logistics.


                              CERTAIN TRANSACTIONS

     On July 1, 1999, we issued and sold an aggregate of 2,000,000 shares of common stock to Ms. Amee Han, our President and Treasurer, in consideration for the sum of $27,000 in cash.


     On November 11, 1999, Ms. Han loaned the sum of $10,000 to Han Logistics. The loan is evidenced by the promissory note dated November 11, 1999, due on demand, in the principal amount of $10,000, bearing interest at the rate of ten per cent per annum. As of December 31, 2001, the principal balance of the promissory note was $7,727, after we made a payment of interest and principal against the principal amount of the loan and accrued interest. Accrued interest on the loan was $1,069 through December 31, 2001. Ms. Han intends to demand re-payment of the loan balance upon the closing of this offering for the sale of the minimum number of shares of common stock being offered by this prospectus.



     Ms. Han provides office space, located at 2220 West 7th Street, Reno, Nevada 89503, to Han Logistics rent-free. Management deems the value of the office space to be nominal and, accordingly, this rental arrangement has no impact on Han Logistics' Financial Statements that commence on page F-1 hereof.

     Because of her present management position with, organizational efforts on behalf of and percentage share ownership in, Han Logistics, Ms. Amee Han, the President, the Treasurer and a director of Han Logistics, may be deemed to be a "parent" and "promoter" of Han Logistics, as those terms are defined in the Securities Act of 1933, as amended, and the applicable Rules and Regulations thereunder. Because of the above-described relationships, transactions between Han Logistics and our President/Treasurer, director and sole shareholder, such as the sale of Han Logistics' common stock to Ms. Han as described above, should not be considered the result of arm's-length negotiations.

                                PLAN OF OFFERING


     We are offering to the public, through our executive officers and directors pursuant to the exemption for an associated person of an issuer of securities deemed not to be a broker pursuant to Regulation ss.240.3a4-1 under the Securities Exchange Act of 1934, 250,000 shares of common stock on a "$50,000 minimum - $250,000 maximum" basis at a purchase price of $1.00 per share. This offering is a self-underwritten offering and, accordingly, is not being conducted by a broker-dealer that is a member of, and subject to the Conduct Rules regarding securities distributions promulgated by, the National Association of Securities Dealers, Inc. Accordingly, investors in the shares of common stock being offered hereby will not be afforded the protections of certain of the NASD Conduct Rules applicable only to broker-dealers that are members of the NASD. We will use our best efforts to find purchasers for the shares offered hereby within a period of 90 days from the date of the prospectus, subject to an extension for an additional period not to exceed 90 days. If we are unable to sell at least 50,000 shares of common stock within the offering period, then the offering will terminate and the escrow agent will promptly refund all funds to the subscribers in full, without interest or deduction for expenses relating to the offering. The escrow agent will also promptly refund all funds in full to the subscribers in the event that we elect to terminate the offering before it terminates because of our inability to sell at least 50,000 shares of common stock within 90 days from the date of this prospectus, or a 90-day extension.


     We plan to register this offering in four states, including Colorado, Nevada, New York and Utah. No offers of our common stock have been made prior to the date of this prospectus and offers will be made only with the prospectus. Further, no funds have or will be committed or paid prior to effectiveness of the registration statement of which this prospectus forms a part.

     We will promptly transmit all funds received during the offering period, pursuant to the terms of the fund escrow agreement dated July 3, 2001, to FirstBank of Littleton, N.A., Littleton, Colorado. The funds maintained in escrow will not be subject to our creditors or expended for the expenses of this offering. Until the time that the funds have been released from escrow and the shares of common stock delivered to the purchasers thereof, the purchasers, if any, will be deemed subscribers for the shares of common stock, and not our shareholders. The funds in escrow will be held for the benefit of those subscribers until released to Han Logistics or refunded to the subscribers; who will not receive stock certificates unless and until the funds are released to Han Logistics from escrow. During the escrow period, subscribers will have no right to demand the return of their subscriptions.

     After 50,000 shares of common stock have been sold, the offering will continue, but without any refund or escrow provisions, until all 250,000 shares of common stock offered are sold, until ninety days (or 180 days if the offering period is extended) from the date of this Prospectus or until we terminate the offering, whichever event shall occur first. There are no arrangements for the refund of the proceeds that may be received from the sale of any shares of common stock in addition to the first 50,000 shares sold. We may terminate the offering at any time prior to the closing if the sale, payment for or delivery of the common stock is rendered impractical or inadvisable for any reason.

     Ms. Amee Han, President/Treasurer, a director and the sole shareholder of the Company, intends to take affirmative steps at some time in the future prior to the closing of this offering for the sale of at least 50,000 shares of common stock, to request or encourage a broker-dealer(s) to act as a market maker for the common stock. Ms. Han has not yet determined the exact manner in which she will contact prospective market makers, but she presently contemplates that her efforts may include inquiries by telephone and mail. We intend to use the services of a consultant(s) to obtain market makers only if Ms. Han's efforts fail. We cannot be certain that Ms. Han's efforts, or the efforts of any consultant(s), would be successful. To date, there have been no preliminary discussions or understandings between us or anyone acting on our behalf and any market maker regarding participation in a future trading market for our common stock.


                            DESCRIPTION OF SECURITIES

Description of Capital Stock

     Our authorized capital stock consists of 50,000,000 shares of common stock. We currently have one shareholder of record, our President/Treasurer, of our 2,000,000 outstanding shares of common stock. These shares of common stock became eligible for resale in the public market pursuant to Rule 144 commencing in July 2000. However, if the shares are sold for the account of an affiliate of Han Logistics, Rule 144(e) provides that the amount of securities sold, together with all sales of restricted and other securities of the same class for the account of the seller within the preceding three months, cannot exceed the greater of:

     * One per cent of the shares outstanding as shown by the company's most recent report or published statement; or

     * The average weekly reported volume of trading in the securities reported on all national stock exchanges and/or through the NASDAQ system during the four calendar weeks preceding the filing of notice required by paragraph (h) of Rule 144, or if no such notice is required the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Description of Common Stock

     All shares of common stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of common stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of common stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of common stock will not be able to elect any directors. In the event of liquidation of Han Logistics, each shareholder is entitled to receive a proportionate share of Han Logistics' assets available for distribution to shareholders after the payment of liabilities. All shares of our common stock issued and outstanding are fully-paid and nonassessable and the shares offered hereby, when issued, will be fully-paid and nonassessable. There is no provision in our Articles of Incorporation for the modification of rights of shareholders other than by a vote of at least a majority of shares outstanding, voting as a class. There is no provision of our Articles of Incorporation or Bylaws that could have the effect of delaying, deferring or preventing a change in control of Han Logistics.

     There currently is no public trading market for our shares of common stock. Our common stock will be traded, if at all, in the "pink sheets" maintained by members of the National Association of Securities Dealers, Inc., and possibly on the electronic Bulletin Board. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated

Quotations System or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the common stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid. Further, if a secondary trading market develops in our common stock, the common stock is expected to come within the meaning of the term "penny stock" under 17 CFR 240.3a51-1 because the shares are issued by a small company; are low-priced (under five dollars); and are not traded on NASDAQ or on a national stock exchange. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 requires additional disclosure, related to the market for penny stocks and for trades in any stock defined as a penny stock. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 requires a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. Additionally, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. For so long as our common stock is considered penny stock, the penny stock regulations can be expected to have an adverse effect on the liquidity of the common stock in the secondary market, if any, which develops.

     Dividend Policy. Holders of shares of common stock are entitled to share
     ----------------
pro rata in dividends and distributions with respect to the common stock when, as and if declared by the Board of Directors out of funds legally available therefor. We have not paid any dividends on our common stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of Han Logistics.

Transfer Agent

     Silverado Stock Transfer, Inc., 8170 Southeast Avenue, Suite #4-602, Las Vegas, Nevada 89123, is the transfer agent and registrar for Han Logistics' common stock.


                                  LEGAL MATTERS

     Cudd & Associates, 12441 West 49th Avenue, Suite #1-A, Wheat Ridge, Colorado 80033, will pass upon certain legal matters in connection with the validity of the issuance of the shares of common stock.


                                     EXPERTS

     David T. Thomson, P.C., independent certified public accountant, has audited the Financial Statements of Han Logistics, for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as an expert in accounting and auditing.

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 AND 2000

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)


                                    CONTENTS


                                                                PAGE
                                                                ----

INDEPENDENT AUDITORS' REPORT                                    F-1


FINANCIAL STATEMENTS

   Balance Sheets                                               F-2

   Statements of Operations                                     F-3

   Statements of Stockholders' Equity                           F-4

   Statements of Cash Flows                                     F-5

   Notes to Financial Statements                            F-6  - F-8

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


Board of Directors and Stockholders
Han Logistics, Inc.

I have audited the balance sheets of Han Logistics, Inc. (a development stage Company) as of December 31, 2001 and 2000, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 and from inception (July 1, 1999) to December 31, 2001. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Han Logistics, Inc. (a development stage Company) as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000 and from inception (July 1, 1999) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, the company has been in the development stage since its inception on July 1, 1999. Realization of a major portion of the assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.



Salt Lake City, Utah
March 1, 2002

/s/ David T. Thompson, P.C.
---------------------------
    David T. Thompson, P.C.

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000


                                     ASSETS

                                                                   December 31,    December 31,
                                                                      2001             2000
                                                                     --------        --------
CURRENT ASSETS:
     Cash                                                            $  2,454        $  3,322
     Cash - escrow account                                                 61              80
                                                                     --------        --------

             Total Current Assets                                       2,515           3,402
                                                                     --------        --------

TOTAL ASSETS                                                         $  2,515        $  3,402
                                                                     ========        ========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Note payable - stockholder                                      $  7,727        $  7,727
     Accounts payable                                                      97             650
     Accrued interest payable - stockholder                             1,069             296
     Deferred income                                                    5,000            --
                                                                     --------        --------

             Total Current Liabilities                                 13,893           8,673
                                                                     --------        --------

STOCKHOLDERS' EQUITY:
     Capital stock, $.001 par value; 50,000,000 shares authorized;
          2,000,000 shares issued and outstanding both year-ends        2,000           2,000
     Additional paid-in capital                                        25,000          25,000
     Deficit accumulated during the development stage                 (38,378)        (32,271)
                                                                     --------        --------

             Total Stockholders' Equity (Deficit)                     (11,378)         (5,271)
                                                                     --------        --------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $  2,515        $  3,402
                                                                     ========        ========


   The accompanying notes are an integral part of these financial statements.
                                       F-2

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS


                                                                         Inception
                                          Year Ended     Year Ended       Through
                                          December 31,   December 31,   December 31,
                                             2001           2000           2001
                                          -----------    -----------    -----------

SALES                                     $      --      $      --      $      --
COST OF SALES                                    --             --             --
                                          -----------    -----------    -----------

Gross margin                                     --             --             --
                                          -----------    -----------    -----------

EXPENSES:
    Offering costs                                591         26,750         27,341
    General and administrative expenses         4,743          2,179          9,241
                                          -----------    -----------    -----------

TOTAL OPERATING EXPENSES                        5,334         28,929         36,582
                                          -----------    -----------    -----------

Net (loss) before other items                  (5,334)       (28,929)       (36,582)

OTHER INCOME
    Interest expense                             (773)          (916)        (1,796)
                                          -----------    -----------    -----------

NET (LOSS) BEFORE TAXES                        (6,107)       (29,845)       (38,378)

PROVISIONS FOR INCOME TAXES                      --             --             --
                                          -----------    -----------    -----------

NET (LOSS)                                $    (6,107)   $   (29,845)   $   (38,378)
                                          ===========    ===========    ===========

EARNINGS (LOSS) PER SHARE                 $     (0.00)   $     (0.01)   $     (0.02)
                                          ===========    ===========    ===========

WEIGHTED AVERAGE
SHARES OUTSTANDING                          2,000,000      2,000,000      2,000,000
                                          ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.
                                       F-3

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' EQUITY
               FROM INCEPTION (JULY 1, 1999) TO DECEMBER 31, 2001

                                                                                           Deficit
                                                                                         Accumulated
                                                      Capital Stock         Additional    During the
                                                  ---------------------      Paid-in     Development
                                                   Shares       Amount       Capital       Stage           Total
                                                  ---------   ---------     ---------     ---------      ---------

BALANCE, July 1, 1999                                  --     $    --       $    --       $    --        $    --

Common stock issued for cash                      2,000,000       2,000        25,000          --           27,000

Net loss for the period ended December 31, 1999        --          --            --          (2,426)        (2,426)
                                                  ---------   ---------     ---------     ---------      ---------

BALANCE, December 31, 1999                        2,000,000       2,000        25,000        (2,426)        24,574

Net loss for the year ended December 31, 2000          --          --            --         (29,845)       (29,845)
                                                  ---------   ---------     ---------     ---------      ---------

BALANCE, December 31, 2000                        2,000,000       2,000        25,000       (32,271)        (5,271)

Net loss for the year ended December 31, 2001          --          --            --          (6,107)        (6,107)
                                                  ---------   ---------     ---------     ---------      ---------

BALANCE, December 31,2001                         2,000,000   $   2,000     $  25,000     $ (38,378)     $ (11,378)
                                                  =========   =========     =========     =========      =========

   The accompanying notes are an integral part of these financial statements.

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS



                                                            Year            Year          Inception
                                                           Ended           Ended          Through
                                                        December 31,     December 31,    December 31,
                                                            2001            2000            2001
                                                          --------        --------        --------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                             $ (6,107)       $(29,845)       $(38,378)
     Adjustments to reconcile net loss to net cash used
          in operating activities:
          Changes in assets and liabilities:
              Increase (decrease) in accounts payable         (553)            650              97
              Increase (decrease) in accrued expenses          773             189           1,069
              Increase (decrease) in deferred revenue        5,000            --             5,000
                                                          --------        --------        --------

             Net cash provided by operating activities        (887)        (29,006)        (32,212)
                                                          --------        --------        --------

CASH FLOWS FROM INVESTING ACTIVITIES:                         --              --              --
                                                          --------        --------        --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Increase (decrease) in notes payable                     --            (2,273)          7,727
     (Increase) decrease  in deferred offering costs          --            24,000            --
     Proceeds from issuance of common stock                   --              --            27,000
                                                          --------        --------        --------

             Net cash provided by financing activities        --            21,727          34,727
                                                          --------        --------        --------

             Net Increase (decrease) in cash                  (887)         (7,279)          2,515

CASH AT BEGINNING PERIOD                                     3,402          10,681            --
                                                          --------        --------        --------

CASH AT END OF PERIOD                                     $  2,515        $  3,402        $  2,515
                                                          ========        ========        ========

SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for income taxes                           $   --          $   --          $   --
                                                          ========        ========        ========

     Cash paid for interest expense                       $   --          $    727        $    727
                                                          ========        ========        ========

   The accompanying notes are an integral part of these financial statements.

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY

          Han Logistics, Inc. (the Company) was founded on July 1, 1999 and was organized to engage in the business of providing logistics services and other general business services. The Company's office is located in Reno, Nevada. The Company sells its services nationally and internationally.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

          This summary of significant accounting policies of Han Logistics, Inc. (the Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

          Accounting  method -
          --------------------
          The Company's financial statements are prepared using the accrual method of accounting.

          Earnings  (Loss) Per Share -
          -----------------------------
          The Company adopted Statement of Financial Accounting Standard No. 128, "Earnings per Share"("SFAS No. 128"), which is effective for annual periods ending after December 15, 1997.

          Earnings (loss) per share are computed based on the weighted average number of shares actually outstanding as follows:

                                     Year            Year           Inception
                                     Ended           Ended          Through
                                     December 31,    December 31,   December 31,
                                     2001            2000           2001
                                     ------------    ------------  ------------

          Weighted number of common
          Shares used                2,000,000       2,000,000      2,000,000
                                     =========       =========      =========

          No changes in the computations of diluted earnings per share amounts are presented since there were no capital stock transactions that would serve to dilute common shares.

          Income Taxes -
          --------------
          Han Logistics, Inc. uses the liability approach to financial accounting and reporting for income taxes. The differences between the financial statement and tax basis of assets and liabilities are determined annually. Deferred income tax assets and liabilities are computed for those differences that have future tax consequences using the currently enacted tax laws and rates that apply to the period in which they are expected to affect taxable income. Valuation allowances are established, if necessary, to reduce deferred tax asset accounts to the amounts that will more likely than not be realized. Income tax expense is the current tax payable or refundable for the period, plus or minus the net change in the deferred tax asset and liability accounts. Due to the fact that there was no taxable income at December 31, 2001 and December 31, 2000, no provision for income taxes has been made.

          Cash and Cash Equivalents -
          ---------------------------
          For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturities of three months or less to be cash equivalents

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

          Use of Estimates -
          ------------------
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Comprehensive Income -
          ----------------------
          The Company adopted Statement of Financial Accounting Standard No. 130, "Comprehensive Income" ("SFAS No. 130"), which is effective for annual periods ending after December 15, 1997. As provided by SFAS No. 130, reclassification adjustments to prior year amounts are reported in a separate statement of comprehensive income along with current year components of comprehensive income. For all periods presented in these financial statements, comprehensive income (loss) was equal to net income (loss); therefore, no separate statement has been presented.

NOTE 3 - DEVELOPMENT STAGE COMPANY - GOING CONCERN BASIS

          The Company is a development stage company as defined in Financial Accounting Standards Board Statement No. 7. It has yet to commence full-scale operations. From inception through the date of these financial statements, the Company did not have any revenues or earnings. At December 31, 2001 the Company had $2,515 in assets and $13,893 in liabilities.

          The Company has not yet generated significant revenue and has begun to fund its operations through the issuance of equity. Accordingly, the Company's ability to accomplish its business strategy and to ultimately achieve profitable operations is dependent upon its ability to obtain additional financing and execute its business plan. There can be no assurance that the Company will be able to obtain additional funding, and, if available, that the Company will obtain the funding on terms favorable to or affordable. The Company's management is exploring several funding options and expects to raise additional capital through private placements to continue to develop the Company's operations around its business plan. Ultimately, however, the Company will need to achieve profitable operations in order to continue as a going concern.

NOTE 4 - NOTES PAYABLE

          An officer and director has loaned the company $10,000. The note payable accrues interest at a rate of 10% per annum and is due and payable upon demand. Demand shall be made if the offering is successful. At December 31, 2001, the note payable balance was $7,727 due to an interest and principle payment made against the loan and accrued interest. Through December 31, 2001, accrued interest owed on the loan was $1,069.

NOTE 5 - STOCKHOLDERS' EQUITY

          On July 1, 1999, the Board of Directors authorized a stock issuance totaling 2,000,000 shares of common stock to an officer of the Company for a cash consideration of $27,000.

          The Board of Directors has authorized a stock issuance totaling a minimum of 50,000 to a maximum of 250,000 shares of its common stock at $1.00 per share. The offering will be filed under the Securities Act of 1933 or an exemption under the Act.

          Through December 31, 2001, offering costs have been paid totaling $27,341 and have been charged to expense for financial statement purposes.

                               HAN LOGISTICS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 6 - INCOME TAXES

          At December 31, 2001 and 2000, the Company had estimated Federal net operating losses (NOL) of $8,936 and $3,920, which can be carried forward to offset operating income. The NOL's will expire between 2021 and 2019. The Company also has a tax benefit of $75 and $105 at December 31, 2001 and 2000, which are due to the Company amortizing organization costs for tax purposes and fully expensing such costs for financial statement purposes. A valuation allowance of $1,415 and $693 for 2001 and 2000 respectively has been established for those tax credits and benefits, which are not expected to be realized. The change in the valuation allowance at December 31, 2001 is $722.

NOTE 7 - RELATED PARTY TRANSACTION

          The Company currently utilizes office space on a rent-free basis from a major stockholder of the Company until revenue-producing operations commence. Management has deemed the rent-free office space to be of a nominal value.

NOTE 8 - DEFERRED INCOME

          The deferred income is comprised of a payment received for services to be provided by the Company to a client. The work to be provided relates to doing web based logistics and is the first such payment for logistic services since inception. Income will not be recognized until the service has been performed and completed.

           (OUTSIDE BACK COVER PAGE OF PROSPECTUS)

                   TABLE OF CONTENTS                         HAN LOGISTICS, INC.

Item                                                     Page

PROSPECTUS SUMMARY...................................      2
  Han Logistics......................................      2
  Selected Financial Information.....................      2

RISK FACTORS.........................................      3   250,000 Shares of
  Risk Factors Related to Han Logistics..............      3     Common Stock
  1.   We Are a Development-Stage Company                      _________________
  with No Prior Business Operations and We
  May Not Be Able to Establish Ourselves as
  a Going Concern....................................      3
  2.   We Have Realized No Revenue or
  Earnings and Have Limited Assets, and We
  May Not Be Able to Achieve Profitable
  Operations in the Future...........................      3
  3.   We Need Additional Capital and, if Our
  Financial Condition Does Not Improve, We
  Will Cease Operations and Our Shareholders
  Will Lose Their Entire Investment; Our
  Auditor Has Expressed a Going Concern
  Qualification......................................      4
  4.   The Success of Our Business Depends
  on the Development and Enhancement of
  Our Services and Attracting and Retaining a
  Large Number of Potential Customers  ..............      4
  5.   Because Our Executive Officers and
  Directors Are Our Only Two Employees,
  Have Limited Experience, Devote Limited
  Time to Our Business and Are Not Bound
  by Employment Agreements, We May Not Be
  Able to Achieve Profitability or Maintain
  Our Operations with the Limited Time
  Commitment and Experience of These
  Individuals and We May Realize Serious Harm
  if They Leave......................................      4
  6.   Our Business Plan Is Speculative and,
  Unless We Obtain a Sufficient Number of
  Customers, Deliver Services on a Timely and
  Cost-Effective Basis and Raise Financing
  from This Offering and Otherwise, Investors
  May Lose Their Investments.........................      5

  7.  The Logistical Services Business Is
  Subject to Rapid Technological Change and,
  if We Do Not  Respond to Technological
  Developments on a Timely and Cost-
  Effective Basis to Better Serve Our
  Customers and Meet Their Expectations, It
  Could Adversely Impact Our Ability to
  Attract and Retain Customers.......................      5
  8. We May Not Succeed in Establishing
  the Han Logistics Brand, Which Would
  Adversely Affect Customer Acceptance
  and Our Revenues...................................      6
  9.  Intense Competition May Result in Price
  Reductions and Decreased Demand for Our
  Services; We Will Be at a Competitive
  Disadvantage as Compared to Virtually All
  Existing Companies in Overcoming These
  Competitive Factors; and Our Business
  Strategy May Not Be Successful.....................      6
  10.  We May Encounter Unforeseen Costs
  in the Logistics Services Business and, if
  Any Cost Overruns Are Significant or if We
  Expend Significant Funds without the
  Development of Commercially Viable
  Services, We May Need to Change Our
  Business Plan, Sell or Merge Our Business
  or Face Bankruptcy.................................      7
  11.  Because Han Logistics' President/Owner
  Will Continue to Control Han Logistics, She
  Will Be Able to Determine the Outcome of
  All Matters Requiring Approval of Our
  Shareholders.......................................      7
  12.  Potential Conflicts of Interest of Our
  Executive Officers and Directors May
  Jeopardize Our Ability to Implement Our
  Business Plan and Generate Sales and
  Revenues, thus Having a Negative Impact
  on Our Operations and Prospective
  Shareholders.......................................      7

  Risk Factors Related to the Offering...............      8
  13.  There Is No Public Market for Our
  Common Stock and Shareholders May Have
  Difficulty Selling Their Shares or Pledging
  Them as Collateral Because of This and for
  Other Reasons......................................      8

  14. The Offering Price of Our Common
  Stock Is Arbitrary and Was Not Determined
  Based on a Market Price; Therefore, It
  Should Not Be Considered to Bear Any
  Relationship to Our Assets, Book Value or
  Net Worth and Should Not Be Considered
  to Be an Indication of Our Value...................      8
  15.  The Proceeds of This Offering May Be
  Inadequate and, in That Event, if We Are
  Unable to Generate Revenue or Obtain
  Additional Capital, Our Business May Fail..........      8
  16.  New Shareholders Will Incur Substantial
  Dilution of Approximately $.99 Per Share as
  a Result of This Offering..........................      8
  17.  If We Fail to Obtain a Secondary
  Trading Exemption for Our Common Stock
  in a Significant Number of States, a Public
  Market Will Not Develop for the Common
  Stock and the Shares Could Be Deprived of
  Value..............................................      9
  18.  Because the Offering Will Not Be
  Underwritten, Investors in the Shares of
  Common Stock Being Offered Will Not
  Be Afforded the Protections of Certain of
  the NASD Conduct Rules and Our
  Management May Not Be Successful in
  Raising Even the Minimum Amount of
  Funds..............................................      9
  19.  Because There Is No Commitment to
  Purchase Shares, the Offering May Not Be
  Totally Subscribed for the Minimum or the
  Maximum Number of Shares Being Offered
  and, if Only the Minimum Amount of Funds
  Is Received, the Common Stock Purchased
  by an Investor May Be Deprived of Any
  Value..............................................      9
  20.  Because Our Common Stock Is
  Considered Penny Stock, the Penny Stock
  Regulations Can Be expected to Have an
  Adverse Effect on the Liquidity of the
  Common Stock in the Secondary Market...............     10
  21.  Sales of Substantial Amounts of Our
  Shares May Depress Our Stock Price.................     10

DETERMINATION OF OFFERING PRICE
AND ADDITIONAL INFORMATION...........................     10

DILUTION.............................................     11

USE OF PROCEEDS......................................     13

PROPOSED BUSINESS....................................     15
  General............................................     15
  Proposed Services..................................     15
  Strategy...........................................     17
  Marketing..........................................     18
  Competition........................................     20
  Employees and Consultants..........................     22
  Facilities.........................................     22
  Legal Proceedings..................................     23

PLAN OF OPERATION....................................     23

MANAGEMENT...........................................     24
  Executive Officers and Directors...................     24
  General............................................     25
  Family Relationships...............................     25
  Business Experience................................     25
  Executive Compensation.............................     26
  Compensation of Directors..........................     27
  Employment Agreements..............................     27
  Indemnification....................................     27
  Conflicts of Interest..............................     28

PRINCIPAL SHAREHOLDERS...............................     29

CERTAIN TRANSACTIONS.................................     29

PLAN OF OFFERING.....................................     30

DESCRIPTION OF SECURITIES............................     31
Description of Capital Stock.........................     31   ________________
Description of Common Stock..........................     32
Transfer Agent.......................................     33       PROSPECTUS
                                                                ________________
LEGAL MATTERS........................................     33

EXPERTS..............................................     33

FINANCIAL STATEMENTS.................................     F-1


Until __________ __, 2001 (90 days after the date this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Paragraph 12. of Han Logistics' Articles of Incorporation includes provisions to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, director or in other capacities, except in relation to matters with respect to which such persons shall be determined to not have acted in good faith and in the best interests of Han Logistics. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling Han Logistics pursuant to the foregoing, Han Logistics has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     Han Logistics's Articles of Incorporation provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to Han Logistics and our shareholders as permitted by Nevada law; and (ii) permit the indemnification by Han Logistics to the fullest extent under Nevada law. At present, there is no pending litigation or proceeding involving a director or officer of Han Logistics as to which indemnification is being sought.

     Section 78.7502 and 78.751 of the Nevada Revised Statutes, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

     NRS 78.7502 Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgements, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit proceeding by judgement, order, settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgement in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     NRS 78.751 Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses.

     1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation as authorized in the specific case upon a determination that indemnification of only the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 25.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of the expenses incurred in connection with this Registration Statement and the issuance and distribution of the shares of common stock being registered hereby. All such expenses will be paid by Han Logistics.

Securities and Exchange Commission registration fee..............   $   100
NASD fee.........................................................       525
Legal fees and expenses..........................................    25,000
Accounting fees and expenses.....................................     2,100
Blue sky fees and expenses.......................................       500
Transfer agent fees and expenses.................................       500
Printing, electronic filing and engraving expenses...............       500
Miscellaneous expenses...........................................       775
                                                                    -------
TOTAL              ..............................................   $30,000

All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.

Item 26. Recent Sales of Unregistered Securities.

         Since July 1, 1999, the date of Han Logistics' inception, it has sold securities in a transaction summarized below.

                                                    Number of Shares
   Purchaser    Date of Sale    Consideration      of Common Stock Sold
   ---------    ------------   ---------------     --------------------
   Amee Han        7/1/99      $27,000 in cash          2,000,000

     With respect to the sale described above, Han Logistics relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), for an issuer not involving any public offering, as an exemption from the transactions by registration requirements of Section 5 of the Act. As the President, the Treasurer and the sole shareholder of Han Logistics, Ms. Han had access to information enabling her to evaluate the merits and risks of the transaction on the date of sale. She represented in writing that she acquired the securities for investment for her own account and not with a view to distribution. Stop transfer instructions have been issued to the Registrant's transfer agent with respect to the securities, and the transfer agent has been instructed to issue the certificates representing the securities bearing a restrictive investment legend. Ms. Han signed a written agreement stating that the securities will not be sold except by registration under the Act or pursuant to an exemption therefrom.

Item 27. Exhibits.

     The following exhibits are filed as part of this registration statement on Form SB-2.


   Item
  Number                                Description
  ------         --------------------------------------------------------------
    (3.1)        Articles of Incorporation of Han Logistics, Inc., filed
                 July 1, 1999.

    (3.2)        Bylaws of Han Logistics, Inc.

    (4)          Form of stock certificate.

    (5)*         Opinion and consent of Cudd & Associates.

   (10.1) Promissory Note dated November 11, 1999, from Han Logistics, Inc., as the maker, to Amee Han, as the holder, in the principal amount of $10,000, due on demand, and bearing interest at the rate of 10% per annum.


   (10.2) Amended Fund Escrow Agreement dated December 12, 2001, between Han Logistics, Inc., and FirstBank of Littleton, N.A.


   (10.3) Investment Letter and Memorandum of Subscription/Purchase Agreement dated July 1, 1999, between Han Logistics, Inc., and Amee Han.

   (23.1)*       Consent of Independent Accountant of David T. Thomson, P.C.

   (23.2)*       Consent of Cudd & Associates (included in Exhibit (5) hereto).
------------------

     *Filed herewith.


Item 28.  Undertakings.

     (a) The undersigned small business issuer will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
                    (i) Include any prospectus  required by section  10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) Reflect in the  prospectus  any facts or events  which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                    (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on May 13, 2002.



Date: May 13, 2002                     HAN LOGISTICS, INC.
                                       (Registrant)


                                       By: /s/ Amee Han
                                           -------------------------------------
                                               Amee Han, President and Treasurer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amee Han and Kathleen M. Kennedy, or either one of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for her and in her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Date: May 13, 2002                  /s/ Amee Han
                                    --------------------------------------
                                    Amee Han, President, Treasurer and
                                    Director (Principal Executive Officer)


Date: May 13, 2002                  /s/ Kathleen M. Kennedy
                                    --------------------------------------
                                    Kathleen M. Kennedy, Vice President,
                                    Secretary and Director

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this registration statement on Form SB-2.

   Item
  Number                               Description

    (3.1)        Articles of Incorporation of Han Logistics, Inc., filed
                 July 1, 1999.

    (3.2)        Bylaws of Han Logistics, Inc.

    (4)          Form of stock certificate.

    (5)*         Opinion and consent of Cudd & Associates.

   (10.1) Promissory Note dated November 11, 1999, from Han Logistics, Inc., as the maker, to Amee Han, as the holder, in the principal amount of $10,000, due on demand, and bearing interest at the rate of 10% per annum.


   (10.2) Amended Fund Escrow Agreement dated December 12, 2001, between Han Logistics, Inc., and FirstBank of Littleton, N.A.


   (10.3) Investment Letter and Memorandum of Subscription/Purchase Agreement dated July 1, 1999, between Han Logistics, Inc., and Amee Han.

   (23.1)*       Consent of Independent Accountant of David T. Thomson, P.C.

   (23.2)*       Consent of Cudd & Associates (included in Exhibit (5) hereto).
------------------

     *Filed herewith.